Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

WHITEHORSE ENERGY, LLC,

WHITEHORSE ENERGY DELAWARE, LLC,

WHITEHORSE DELAWARE OPERATING, LLC

SILTSTONE RESOURCES II - PERMIAN, LLC

SILTSTONE RESOURCES II-B-PERMIAN, LLC

collectively, as Sellers,

ROSEHILL OPERATING COMPANY, LLC

as Buyer

and

ROSEHILL RESOURCES INC.

dated

October 24, 2017

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	—	Defined Terms
Annex I	—	Designated Areas
Annex II	—	ROFO Area
Exhibit A-1	—	Leases
Exhibit A-2	—	Wells
Exhibit A-3	—	Fee Minerals
Exhibit A-4	—	Contracts
Exhibit A-5	—	Permits and Other Licenses
Exhibit A-6	—	Gathering Systems
Exhibit A-7	—	Personal Property
Exhibit B	—	Form of Assignment and Bill of Sale
Exhibit C	—	Excluded Assets
Exhibit D	—	Applicable Consents
Exhibit E	—	Form of Escrow Agreement
Schedule 4.4	—	Seller’s Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.11(c)	—	Shut-in Leases
Schedule 4.13	—	Environmental Matters
Schedule 4.14(e)	—	Tax Partnerships
Schedule 4.17	—	Royalties
Schedule 4.18	—	Imbalances
Schedule 4.19	—	Current Commitment
Schedule 4.20	—	Wells
Schedule 4.21	—	Guarantees
Schedule 4.22	—	No Prepayments
Schedule 4.25	—	Drilling Obligations
Schedule 4.28	—	Sufficient Rights to Operate
Schedule 5.3	—	No Conflicts
Schedule 5.5	—	Buyer’s Consents

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 24th day of October, 2017 (the “Execution Date”), by and among Whitehorse Energy, LLC, a Delaware limited liability company (“Whitehorse”), and its wholly-owned subsidiaries, Whitehorse Energy Delaware, LLC, a Delaware limited liability company (“Whitehorse Energy”), and Whitehorse Delaware Operating, LLC, Delaware limited liability company (“Whitehorse Operating” and together with Whitehorse and Whitehorse Energy, the “Whitehorse Sellers”), Siltstone Resources II - Permian, LLC, a Delaware limited liability company (“Siltstone II”), Siltstone Resources II-B-Permian, LLC, a Delaware limited liability company (“Siltstone II-B” and together with Whitehorse Sellers and Siltstone II, collectively, “Sellers” and each, a “Seller”) and Rosehill Operating Company, LLC, a Delaware limited liability company (“Buyer”) and solely for the purposes of Sections 6.10 and 6.11, Rosehill Resources Inc., a Delaware corporation (“Resources”). Sellers, on the one hand, and Buyer, on the other hand, are sometimes each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions hereof, Sellers desire to sell, and Buyer desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2 References and Rules of Construction. All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to

“$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. The use of “or” is not intended to be exclusive unless the context requires otherwise and can be construed to mean “and” where the context requires. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If the last day of the period so computed under this Agreement is not a Business Day then the period will run until the end of the next Business Day. Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes. References to any Law shall mean such Law as it may be amended from time to time.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, effective as of the Effective Time, all of Sellers’ and their respective Affiliates’ right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(n), less and except the Excluded Assets (all of Sellers’ and their respective Affiliates’ right, title and interest in and to such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a) all oil, gas and/or mineral leases described in Exhibit A-1 (as to all depths), together with all the property and rights incident to the Leases or the lands covered thereby or pooled or unitized therewith (the “Lands”), including subleases, term assignments, royalties, overriding royalties, net profits interest, carried interests or similar rights or interests in such Leases, all rights, privileges, benefits and powers conferred upon Sellers with respect to the use and occupation of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of Leases (all such leases and interests, collectively, the “Leases”);

(b) all oil and gas wells, water wells, carbon dioxide wells, salt water disposal wells, injection wells, observation wells, and other wells and wellbores located on or used in connection with the Leases or the Units and described on Exhibit A-2, whether producing, shut in, or temporarily abandoned (the “Wells”);

(c) all fee simple mineral interests described on Exhibit A-3 (collectively, the “Fee Minerals”);

(d) all rights and interests in, under or derived from all unitization, communitization, and pooling orders and agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(e) all joint operating agreements, surface use agreements, and other contracts, agreements and instruments, in each case as set forth on Exhibit A-4, unless expressly terminated by Sellers pursuant to the terms of this Agreement, in writing, prior to Closing (the “Contracts”);

(f) to the extent assignable, all franchises, approvals, permits, consents, certificates, licenses (including seismic or geophysical licenses), servitudes, easements, rights-of-way and other authorizations and rights granted by third Persons that relate to, arise from, or are used in connection with the ownership or operation of any of the Oil and Gas Properties or the other Assets, including those set forth on Exhibit A-5; provided that Sellers shall use commercially reasonable efforts to obtain all applicable consents to assign without the obligation to incur any out-of-pocket costs or expenses (unless Buyer agrees to make such payment);

(g) all flowlines, pipelines, gathering and processing systems and appurtenances thereto, located on the Leases or Units or used, or held for use, in connection with the operation of the Wells, including those set forth on Exhibit A-6 (the “Gathering Systems,” and together with the Leases, Fee Minerals, Units, and Wells, the “Oil and Gas Properties”);

(h) all personal property, equipment, machinery, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, field offices, pipe yards, salt water disposal facilities, utility lines, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, fixtures, improvements, facilities and other tangible personal property located on the Oil and Gas Properties or used, or held for use, primarily in connection therewith, including each equipment set forth on Exhibit A-7 (the “Personal Property”);

(i) all of the original (or copies where originals do not exist) (x) non-privileged and non-attorney-work product files, records, information and data, and (y) title opinions, whether written or electronically stored, primarily relating to the Assets in Sellers’ or their respective Affiliates’ possession, including: (i) land and title records (including abstracts of title and title curative documents); (ii) Contract files; (iii) correspondence; (iv) operations, environmental (including environmental assessments and studies) and production records; (v) facility and well records; and (vi) geologic technical data including logs, maps and Sellers’ interpretations thereof (collectively, “Records”);

(j) all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (ii) liens and security interests in favor of a Seller, whether choate or inchoate, under any Law or contract to the extent arising from, or relating to, the ownership, operation or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of a Seller as operator or non-operator of any Oil and Gas Property; and (iii) indemnity, contribution, and other such rights in favor of a Seller or its Affiliates, to the extent relating to obligations or liabilities assumed by Buyer pursuant to this Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify such Seller;

(k) all rights of Sellers to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Sellers;

(l) all Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Leases, Fee Minerals, Units, and Wells at and after the Effective Time;

(m) all Imbalances relating to the Assets; and

(n) all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory and line fill) as of the Effective Time.

2.2 Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

2.3 Assigned Overriding Royalty Interest. With respect to each Lease, Sellers may assign or reserve, except and retain unto themselves, based on their ownership interests in such Lease, an overriding royalty interest in and to the oil, gas, casinghead gas, condensate and other minerals and the products therefrom, produced, saved and sold from the interest assigned in such Lease that is equal to the positive difference between 25% and the existing Burdens affecting Sellers’ combined interest in such Lease (proportionately reduced to Sellers’ combined Working Interests in such Lease) (as so reduced, the “Reserved Override.”).

2.4 Effective Time; Proration of Costs and Revenues. (a) Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.

(b) Except for the Hydrocarbons described in Section 2.1(l) for which adjustment to the Purchase Price was made pursuant to Section 3.3(a)(i), Sellers shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(c) Should Buyer receive within 12 months after Closing any proceeds or other income to which Sellers are entitled under Section 2.4(b), Buyer shall fully disclose, account for and promptly remit the same to Sellers. If, within 12 months after Closing, Sellers receive any proceeds or other income with respect to the Assets to which Buyer is entitled pursuant to Section 2.4(a), Sellers shall fully disclose, account for, and promptly remit same to Buyer.

(d) Should Buyer pay within 12 months after Closing any Property Costs for which Sellers are responsible under Section 2.4(b), Sellers shall reimburse Buyer promptly after receipt of an invoice with respect to such Property Costs. Should Sellers pay within 12 months after Closing any Property Costs for which Buyer is responsible under Section 2.4(a), Buyer shall reimburse Sellers promptly after receipt of an invoice with respect to such Property Costs; provided that prior to paying the same, Sellers shall have notified Buyer of the proposed payment and obtained Buyer’s consent to such payment which consent shall not be unreasonably withheld. Upon request, Sellers or Buyer, as the case may be, will make available for review, during normal business hours, the relevant vendor or other invoices supporting their request for reimbursement, together with proof of their payment thereof.

(e) Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and the number of days in the applicable period falling on or after, the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period on and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time. Notwithstanding the foregoing, for the avoidance of doubt, Buyer shall not be obligated to reimburse Sellers for any payment of delayed rental, shut-in royalties and other lease-maintenance costs incurred or paid prior to the Effective Time.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The consideration for the purchase, sale and assignment of the Assets by Sellers to Buyer at Closing shall be comprised of an amount equal to Seventy Seven Million Six Hundred Thirteen Thousand Seventy Two Dollars and Eighty Cents ($77,613,072.80) (the “Purchase Price”), as adjusted in accordance with this Agreement (the “Adjusted Purchase Price”). At Closing, the Adjusted Purchase Price (minus (a) the Deposit (as defined below), (b) the Defect Escrow Amount (as defined below), (c) the Extension Payment (if applicable), and (d) the Indemnity Escrow Amount as determined at Closing (the “Closing Cash Payment”)) shall be paid by Buyer to Sellers by means of a completed wire transfer in immediately available funds to the accounts designated by Sellers in writing in the Preliminary Settlement Statement; provided that Buyer shall have no further obligations with respect to the payment of the Closing Cash Payment upon delivery of wire transfers in accordance with the Preliminary Settlement Statement.

3.2 Deposit. Within one (1) Business Days after the execution of this Agreement by the Parties, Buyer shall deliver to Seller, by wire transfer in immediately available funds, the amount of Six Million Dollars ($6,000,000.00) (the “Deposit”) to an account or accounts designated by Seller in writing. If Closing occurs, the Deposit shall be retained by Sellers and credited toward the Purchase Price and Buyer shall deliver to the Escrow Agent the Indemnity Escrow Amount in accordance with Section 8.3(d). If this Agreement is terminated prior to Closing, the Deposit shall be distributed in accordance with Section 11.3 of this Agreement.

3.3 Adjustments to Purchase Price. The Purchase Price shall be adjusted (without duplication) as follows:

(a) The Purchase Price shall be adjusted upward by the following amounts:

(i) an amount equal to, to the extent that such amounts have been received by Buyer and not remitted or paid to Sellers, (A) all proceeds from the production of

Hydrocarbons from or attributable to the Leases, Units and Wells that are attributable to the time period prior to the Effective Time (including Hydrocarbons described in Section 2.1(l)), (B) all other income, proceeds, receipts and credits earned with respect to the Assets attributable to the time period prior to the Effective Time and (C) any other amounts to which Sellers are entitled pursuant to Section 2.4(b);

(ii) an amount equal to all Property Costs incurred on or after the Effective Time but paid by Sellers (as is consistent with Section 2.4(a) and Section 2.4(b)), but excluding any amounts previously reimbursed to Sellers pursuant to Section 2.4(d);

(iii) an amount equal to the aggregate Additional Interest Values payable by Buyer under Section 10.6(b) or 10.6(c);

(iv) the amount of all Asset Taxes allocated to Buyer in accordance with Section 13.1 but paid or otherwise economically borne by Sellers;

(v) to the extent that Sellers are underproduced or underdelivering as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.18, as complete and final settlement of all such Imbalances, the amount of the Imbalances as of the Effective Time multiplied by a realized price during the period such Imbalance accrued on a per MMBtu basis; and

(vi) any other amount paid by Buyer under Section 8.1, agreed upon by Sellers and Buyer in writing or finally resolved pursuant to Section 3.7, Section 10.2 or Section 10.4.

(b) The Purchase Price shall be adjusted downward by the following amounts:

(i) an amount equal to all Property Costs that are incurred prior to the Effective Time but paid by Buyer (as is consistent with Section 2.4(a) and Section 2.4(b)), but excluding any amounts previously reimbursed to Buyer pursuant to Section 2.4(d);

(ii) an amount equal to the sum of, to the extent that such amounts have been received by Sellers and not remitted or paid to Buyer, (A) all proceeds from the production of Hydrocarbons from or attributable to the Leases, Units and Wells that are attributable to the time period from and after the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets that are attributable to the time period from and after the Effective Time, (C) all proceeds from the sale of Hydrocarbons described in Section 2.1(l)) and (D) any other amounts to which Buyer is entitled pursuant to Section 2.4(a);

(iii) the sum of all properly asserted and unwaived Title Defect Amounts determined in accordance with Section 10.1 (including, for the avoidance doubt, any Title Defect properly asserted under Section 10.6);

(iv) if Buyer makes the election under Section 10.3(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(v) the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 6.4(b), Section 6.5(c), Section 10.3(b), Section 10.5(a)(i), Section 10.5(b)(i) or Section 10.6;

(vi) the amount of all Asset Taxes allocated to Sellers in accordance with Section 13.1 but paid or otherwise economically borne by Buyer;

(vii) to the extent that Sellers are overproduced or overdelivering as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 4.18, as complete and final settlement of all such Imbalances, the amount of the Imbalances as of the Effective Time multiplied by a realized price during the period such Imbalance accrued on a per MMBtu basis;

(viii) an amount equal to those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that (1) are held in suspense by Sellers, or (2) are received by Sellers from oil and gas purchasers and not distributed;

(ix) an amount equal to all sums paid to Sellers by Third Parties by reason of an individual Casualty Loss pursuant to Section 6.4 to the extent such sums have not been used to repair or restore any Assets adversely affected by any Casualty Loss in accordance with Section 6.4(a)(i);

(x) an amount equal to all sums required to satisfy any Liabilities arising from any Third Party Claims attributable to obligations of Sellers or their respective Affiliates to execute and deliver assignments of any interest in the Assets to any Person that would cause Sellers’ title to any Asset to be less than Defensible Title; provided such Third Party Claims are not Excluded Assets and all amounts are specifically identified in each instance and are accompanied with supporting documentation of such Third Party Claims; and

(xi) any other amount agreed upon by Sellers and Buyer in writing or finally resolved pursuant to Section 3.7, Section 10.2 or Section 10.4.

3.4 Preliminary Settlement Statement. Not later than November 27, 2017 (or, if Buyer exercises its right to extend the Target Closing Date under Section 8.1, December 13, 2017) prior to Closing, Sellers shall prepare and deliver to Buyer, using and based upon the best information available to Sellers, a closing statement estimating the Purchase Price after giving effect to all adjustments to the Purchase Price set forth in Section 3.3, setting forth each adjustment to the Purchase Price it anticipates to be appropriate as of the Closing Date necessary to determine the Adjusted Purchase Price (as of the Closing Date) and providing supporting documentation showing the calculation of such adjustments in accordance with Article III (the “Preliminary Settlement Statement”). The Preliminary Settlement Statement shall also include wire instructions for each account receiving a portion of the Closing Cash Payment and the amount to be wired to each such account. Buyer will have three (3) Business Days after receipt of the Preliminary Settlement Statement to review such statement and to provide written notice to Sellers of Buyer’s objection to any item on the statement. Buyer’s notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). The Parties shall attempt to agree on the amount of the Adjusted Purchase Price to be paid at the Closing no later than one (1) Business Day before Closing. If the Parties do not agree by that date, Seller’s good faith estimate shall be used to determine the adjustments to the Purchase Price at Closing, subject to further adjustments as set forth in Section 3.5.

3.5 Final Settlement Statement. On or before 120 days after Closing (the “Final Settlement Date”), a final settlement statement (the “Final Settlement Statement”) will be prepared by Buyer, based on actual income and expenses and which takes into account all final adjustments made to the Purchase Price, excluding all Title Defect and related title issues subject to pending dispute under Section 10.2, and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Whitehorse, on behalf of the Whitehorse Sellers, and Siltstone II, on behalf of the Siltstone Sellers, shall return to Buyer a joint written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Buyer’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Whitehorse and Siltstone II fail to timely deliver a Dispute Notice to Buyer containing changes Sellers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Buyer will be deemed to be correct and will be final and binding on all Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Price shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby). Within ten (10) days after the earlier of (a) the expiration of Sellers’ thirty (30)-day review period without delivery of any written report or (b) the date on which the Parties finally determine the Final Price or the Accounting Arbitrator finally determines the disputed matters, as applicable, (i) Buyer shall pay to Sellers the amount by which the Final Price exceeds the Closing Cash Payment, or (ii) Sellers shall pay to Buyer the amount by which the Closing Cash Payment exceeds the Final Price; provided that, if applicable, any amount payable by one Party to the other under this Section 3.5 shall first be satisfied out of the portion of the Defect Escrow Amount the owning Party is entitled to at such time, and then, if applicable, the owning Party shall pay to the owed Party any outstanding amounts. All amounts paid pursuant to this Agreement shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6 Defect Escrow. At the Closing, if applicable, Buyer shall deposit into the Escrow Account an amount equal to the aggregate amounts escrowed pursuant to Sections 10.1(b), 10.2 and Section 10.6 (such amount, the “Defect Escrow Amount”). Any Defect Escrow Amount not released under Section 3.5 shall be released to the Party entitled to such amount at the earlier of: (i) the end of the Cure Period in accordance with Section 10.1(b), or (ii) upon final resolution of any disputed Title Defect pursuant to Section 10.2 or any disputed Environmental Defect pursuant to Section 10.6, as applicable, and the Parties shall jointly instruct the Escrow Agent accordingly.

3.7 Accounting Disputes. If Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers and Buyer are unable to resolve the matters addressed in the Dispute Notice within thirty (30) days after the delivery of the Dispute Notice, then either Party may initiate the arbitration process set forth in this Section 3.7 by sending a written notice to the other Party (the “Arbitration Notice”). Each of Buyer, on the one hand, and Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers), jointly, on the other hand, shall within ten (10) Business Days after the delivery of the Arbitration Notice, summarize its position with regard to such dispute and submit such summaries to the Houston, Texas office of Opportune LLP, or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Arbitration Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving Buyer’s and Sellers’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Whitehorse and Siltstone II’s joint position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer and will be enforceable against the Parties in any court of competent jurisdiction. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific dispute submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter, except as otherwise provided in the following sentence. The costs of the Accounting Arbitrator and the reasonable legal costs and other expenses incurred by the Parties in connection with the arbitration shall be borne pro rata between Buyer, on the one hand, and Sellers, on the other hand, with each Party being responsible for such costs and expenses to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.

3.8 Allocated Values. Within thirty (30) days following the determination of the final Purchase Price as set forth on the Final Settlement Statement, Sellers and Buyer shall use commercially reasonable efforts to agree to adjust the allocation fair market value among the Assets in the manner required by Section 1060 of the Code (the “Allocation”). If Sellers and Buyer are able to agree on such Allocation, each Seller and Buyer shall, and shall cause their respective Affiliates to, report consistently with the Allocation on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Sellers shall timely file with the Internal Revenue Service. Each Party agrees not to take any position inconsistent with the Allocation, including on any Tax Returns, unless required by a final determination as defined in Section 1313 of the Code or with the consent of the other Party; provided, however, the neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceedings in connection with such Allocation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the Execution Date and the Closing Date:

4.1 Organization, Existence and Qualification. Such Seller is duly organized, validly existing and in good standing under the laws of the State of its organization and is duly qualified to do business where the Assets are located.

4.2 Authority, Approval and Enforceability. Such Seller has full power and authority to enter into and perform this Agreement, the Transaction Documents to which such Seller is a party and the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement have been duly and validly authorized and approved by all necessary action on the part of such Seller. This Agreement is, and the Transaction Documents to which such Seller is a party, when executed and delivered by such Seller, will be, the valid and binding obligations of such Seller, and enforceable against it, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3 No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Seller, (b) result in a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or Contract, (c) result in the creation of any Encumbrance on any Asset (other than Permitted Encumbrance), or (d) violate any Law applicable to such Seller, or any of the Assets.

4.4 Consents. Except (a) as set forth in Schedule 4.4 and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment, that, in each case, such Seller or any of its Affiliates is required to obtain in connection with the transfer of the Assets to Buyer or the consummation of the transactions contemplated by this Agreement by such Seller (each, a “Consent”).

4.5 Bankruptcy. (a) There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to such Seller’s Knowledge threatened against such Seller or any of its Affiliates or the Assets.

(b) Such Seller is now solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

(c) Such Seller believes it is receiving reasonably equivalent value for the assignments contemplated hereunder and such Seller believes that the consideration to be paid by Buyer for its interests in the Assets hereunder is equal to or greater than the fair market value of such interests under similar circumstances.

4.6 Foreign Person. Such Seller not is a “foreign person” within the meaning of Section 1445 of the Code.

4.7 Litigation. Except as set forth in Schedule 4.7, there is no suit, action, charge, claim, litigation or other proceedings by or before any Governmental Authority, and no legal, judicial, administrative or arbitration proceeding (or, to such Seller’s Knowledge, inquiry or investigation by any Governmental Authority), in each case pending or, to such Seller’s Knowledge, threatened against such Seller or any of its Affiliates with respect to the Assets or otherwise relating to the Assets.

4.8 Material Contracts.

(a) Schedule 4.8 describes the following agreements and contracts of such Seller and its Affiliates with respect to the Assets or by which the Assets are otherwise bound:

(i) all area of mutual interest agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, farmout agreements, participation agreements, joint venture and exploration or development program agreements relating to the Assets or by which the Assets are bound;

(ii) all Hydrocarbon production sales or purchase, transportation, marketing, supply, exchange and processing agreements relating to the Assets other than such agreements that are terminable on upon not more than thirty (30) days’ notice without penalty, the payment of money, delivery of other consideration or unduly burdensome effort;

(iii) all contracts and agreements with any Affiliate of such Seller, the other Seller or any of its Affiliates, in each case, if such contracts or agreements relate to the Assets, or bind the Assets upon and after Closing;

(iv) all contracts and agreements burdening the Assets which could reasonably be expected to obligate Buyer to spend in excess of One Hundred Thousand Dollars ($100,000) in any calendar year or in the aggregate;

(v) all contracts and agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;

(vi) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets that could be reasonably be expected to require aggregate future payments in excess of One Hundred Thousand Dollars ($100,000);

(vii) all contracts and agreements for, or that contemplates, the sale, assignment, exchange or transfer of any of such Seller’s interest in the Assets;

(viii) all farmout agreements, exploration agreements, participation agreements, development agreements, joint venture agreements, unit agreements, unit/joint operating agreements and similar agreements applicable to the Assets, in each case, where the primary obligation thereunder has not fully been performed; and

(ix) all contracts and agreements under which such Seller has a duty to assign any interest in all or a portion of the Assets.

The contracts and agreements described in Sections 4.8(a)(i) through Section 4.8(a)(ix) above are collectively referred to herein as the “Material Contracts”; provided, however, that Material Contracts excludes any and all internal agreements between and among Sellers and Sellers’ affiliates, except that, notwithstanding anything herein to the contrary, any such agreement that would cause an adjustment to the Purchase Price under Section 3.3 or that will be binding on the Assets or Buyer after Closing shall be deemed to be a Material Contract.

(b) Each Material Contract is in full force and effect in accordance with its terms and constitutes the legal, valid, and binding obligation of such Seller, and, to such Seller’s Knowledge, the other Third Party party to such Material Contract, and is enforceable against such Seller, and to such Seller’s Knowledge, such Third Party party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed in Schedule 4.8, (1) such Seller is not, and, to such Seller’s Knowledge, no Third Party party thereto is, or, in each case, to such Seller’s Knowledge, alleged to be, in any material respect, in breach or default of its obligations under any Material Contract, and (2) no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by such Seller or, to such Seller’s Knowledge, any other Third Party who is a party to such Material Contract. Such Seller has delivered to Buyer true and complete copies of each Material Contract, the Leases and any and all amendments thereto.

(c) There are no (i) agreements with the other Seller or any of the Sellers’ respective Affiliates which will be binding on the Assets after Closing, or (ii)  Hedge Contracts or Debt Contracts that will be binding on the Assets after Closing.

4.9 No Violation of Laws. Such Seller’s and its Affiliates’ ownership, management and operation (to the extent such Seller or any of its Affiliates is the operator of an Asset) of the Assets and, to such Seller’s Knowledge, the operation and management of the Assets that are operated or managed by a Third Party, on or prior to the Closing Date, are in compliance, each in all material respects, with all applicable Laws (excluding Environmental Laws, which are solely addressed in Section 4.13, and Tax matters, which are solely addressed in Section 4.14). Such Seller and its Affiliates have not received any notice of a material violation of or material default by any of them or any of their Affiliates with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to the Oil and Gas Properties or any other Assets.

4.10 Preferential Purchase Rights. There are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11 Leases.

(a) Each Lease is valid, binding and in full force and effect against such Seller and its Affiliates and, to such Seller’s Knowledge, each other party thereto, and no material default exists in the performance of any obligation of such Seller (or its Affiliates) thereunder that would entitle the lessor to cancel or terminate any Lease and, to such Seller’s Knowledge, no material default exists thereunder by any other Person party thereto.

(b) No party to any Lease or any successor to the interest of such party has filed or, to the Knowledge of such Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease.

(c) Schedule 4.11(c) sets forth those Leases that are being maintained in full force by the payment of shut-in royalties.

4.12 Surface Restrictions. None of the Leases are subject to any restrictions on any lessee’s use of the surface in connection with Hydrocarbon operations that would materially affect such use or operations, and no Lease is burdened by any Encumbrance (other than Permitted Encumbrances) that contains any such restrictions. Subject to the special warranty of title in the Assignment, any obligation, representation, or warranty described in Article IV that also is a Title Defect and governed by Article X will be treated only by processes set forth in Article X.

4.13 Environmental Matters. Except as set forth on Schedule 4.13:

(a) the Assets, such Seller’s and its Affiliates’ and, and to such Seller’s Knowledge, all Third Parties’ ownership and operation of the Assets, are and, have been in compliance in all material respects with all Environmental Laws and Environmental Permits;

(b) All material Environmental Permits for operating the Assets operated by such Seller, and to such Seller’s Knowledge, all Environmental Permits for operating the Assets operated by Third Parties, have been obtained and are currently in full force and effect, and such Seller has not, nor, to such Seller’s Knowledge, has any Third Party owner or operator of the Assets, received any notice that any such existing material Environmental Permit will be revoked or any pending application for any new material Environmental Permit or renewal of any existing material Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, investigations, requests for information, orders, or proceedings pending, or to such Seller’s Knowledge threatened under Environmental Law against such Seller with respect to the Assets or its ownership or operation thereof;

(d) there has been no Release or, to such Seller’s Knowledge, threatened Release of Hazardous Substances at, on, under or from the Assets that is in violation of, or that could result in a material liability under, any Environmental Law and there is no Remediation required of such Seller under any Environmental Law as a result of any: (i) presence, Release or, to such Seller’s Knowledge, threatened Release of Hazardous Substances at, on, under or from (x) the Assets or (y) any real property offsite the Assets where such Seller has transported or disposed, or arranged for the transport or disposal, of Hazardous Substances generated at the Assets; or (ii) violation of Environmental Law;

(e) to such Seller’s Knowledge, there has been no exposure of any Person or property to Hazardous Substances in connection with such Seller’s ownership or operation of the Assets that would reasonably be expected to form the basis for a material claim for damages or compensation;

(f) such Seller has not entered into, nor is such Seller subject to, any agreements, consents, orders, decrees, judgments, settlements or other directives of any Governmental Authority that are in existence as of the date of this Agreement and impose material obligations, restrictions or liabilities under Environmental Law, including any changes in the present or future operation of any of the Assets.

(g) such Seller has made available to Buyer complete and correct copies of all environmental assessments and studies and all similar documentation and correspondence addressing potentially material environmental liabilities or obligations relating to the Assets or the ownership or operation thereof.

4.14 Taxes.

(a) The Tax Returns of Sellers have been prepared in accordance with applicable Law in all material respects. All material Tax Returns required by Law to be filed by Sellers have been filed or are currently covered by a duly filed extension request, and all Taxes (other than those at present payable without penalty or interest or those which a Seller is contesting in good faith by appropriate proceedings and, in either case, for which adequate reserves have been established) imposed upon a Seller or upon any of its property, assets, income or franchises that are due and payable have been paid, and no portion of the interests of the Assets is subject to any Liens due to the non-payment of such Taxes. There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes and no request for such waiver or extension is pending. None of the Tax Returns filed by a Seller have been audited, and no audits or other administrative proceedings or court proceedings of which a Seller has received written notice are presently pending or, to the Knowledge of Sellers, threatened with regard to any Taxes or Tax Returns of a Seller.

(b) All Taxes that a Seller is required by Law to withhold and collect have been withheld and collected, and have been paid over to the proper Governmental Authorities to the extent due and payable. No Seller has received any written notice of deficiency or assessment or proposed deficiency or assessment by any taxing Governmental Authority.

(c) No Seller has any liability for Taxes of any Person under the Code or any analogous provision of any other taxing Governmental Authority as a transferee or successor, by contract or otherwise.

(d) No Seller has, since formation, been treated as, engaged in a trade or business or a permanent establishment in any jurisdiction other than the United States, nor has such Seller, within the last five years, been subject to taxation (including any withholding tax) in any jurisdiction other than (i) the United States or (ii) a jurisdiction in the United States. No Seller has been informed by any jurisdiction that the jurisdiction believes that such Seller was required to file any Tax Return that was not filed.

(e) Except as set forth on Schedule 4.14(e), none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subchapter A of the Code.

(f) No Seller has engaged in any transaction described in Treasury Regulation Section 1.6011-4(b).

4.15 Brokers’ Fees. Such Seller and its Affiliates have not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.16 Employee Matters. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liabilities that would be, or could become, a Liability of Buyer or any of its Affiliates following the Closing.

4.17 Royalties. Except for such items that are being held in suspense for which the Purchase Price will be adjusted pursuant to Section 3.3(b)(viii), all lease bonuses and, to such Sellers’ Knowledge, all other Burdens with respect to the Assets have been paid, or if not paid, are being contested in good faith in the normal course of business. Schedule 4.17 sets forth all Burdens with respect to the Assets that are being contested and all items that are being held in suspense, in each case, by such Seller or its Affiliates.

4.18 Imbalances. Schedule 4.18 sets forth all Imbalances associated with such Asset as of the Effective Time.

4.19 Current Commitments. Schedule 4.19 sets forth, as of the date of this Agreement, all authorizations for expenditures (“AFEs”) exceeding Fifty Thousand Dollars ($50,000.00) for a single project relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.20 Wells. With respect to all Wells operated by such Seller or one of its Affiliates and, to such Seller’s Knowledge with respect to all other Wells not operated by such Seller or its Affiliates, (a) such Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts and pooling or Unit agreements; (b) there are not any Wells or other equipment located on the Assets that (i) the operator is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (ii) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Laws; and (c) Schedule 4.20 sets forth the payout balances as of the Execution Date for each Well subject to payout. Such Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of such Seller’s interest in any Assets becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in Exhibit A-1 or Exhibit A-2.

4.21 Guarantees. Schedule 4.21 is a complete and accurate list of all bonds, letters of credit and guarantees posted or entered into by such Seller in connection with the ownership or operation of the Assets.

4.22 No Prepayments or Option. Schedule 4.22 contains a list of all prepayments, buydowns, take-or-pay and forward sale arrangements. Such Seller has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Buyer will be obligated after the Effective Time to make deliveries of Hydrocarbons without receiving full payment therefor. No Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbons produced from the Leases.

4.23 Compliance with Permits. Such Seller has obtained and are maintaining all permits that are necessary or required for the ownership, development and operation of the Assets by such Seller, and (a) all such permits are in full force and effect and (b) there are no proceedings pending or, to such Seller’s Knowledge, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification thereof.

4.24 Condemnation. There is no actual or, to such Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

4.25 Drilling Obligations. Except as set forth on Schedule 4.25, such Seller does not have any unfulfilled express drilling obligations affecting the Leases by virtue of a Contract relating to the Assets or the ownership or operation thereof.

4.26 Personal Property; Sufficient Rights to Operate. Such Seller is the owner of the Personal Property included within the Assets, free and clear of all liens and encumbrances, other than those to be released at Closing and Permitted Encumbrances. With respect to all Wells operated by such Seller or one of its Affiliates and, to such Seller’s Knowledge, with respect to all other Wells not operated by such Seller or its Affiliates, (a) unless removed, repaired or replaced (i) with personal property, equipment and fixtures of similar grade and utility or (ii) in connection with normal and customary prudent operations, the personal property, equipment and fixtures currently attendant to the Wells was the equipment historically used by such Seller on the Wells prior to the execution of this Agreement; and (b)during the six (6) months prior to execution of this Agreement, the inventory of spare parts maintained by such Seller has been used only in the ordinary course of business for maintenance of the Assets, and has not been transferred to other properties owned by such Seller. The Assets (including real, personal (tangible and intangible) and other) are, (x) taken as a whole, reasonably sufficient in all material respects for the ownership and, if operated by such Seller, the operation of the Oil and Gas Properties, both in type and in condition (normal wear and tear excepted); (y) in a state of repair adequate in all material respects for normal operations in accordance with standard industry practice in the areas in which they are operated; and (z) subject to normal wear and tear, adequate in all material respects to comply with the requirements of all Contracts.

4.27 Accuracy of Background Materials. The Records, data room materials and other materials made available to Buyer by such Seller regarding the Assets, including documents reflecting (a) indices, compilations or summaries of other documents; or (b) environmental records and reports (collectively, “Background Materials”) regarding the Assets are files, or copies thereof, that such Seller has used in the normal course of business. Except as expressly set forth in this Agreement, such Seller makes no representations regarding the accuracy or completeness of any of the Background Materials. However such Seller does represent that, to such Seller’s Knowledge, they have made good faith efforts to make available to Buyer all Background Materials maintained by such Seller in the ordinary course of business and that the Background Materials are reasonably complete.

4.28 Sufficient Rights to Operate. With regards to Siltstone II and Siltstone II-B only, (a) Except as set forth in Schedule 4.28 and except for the Excluded Assets, the Assets include all of the material assets (real, personal (tangible and intangible) or other) employed by such Seller in its current ownership and operation of the Oil and Gas Properties (“Employed Assets”); (b) the Employed Assets are, taken as a whole, reasonably sufficient in all material respects for the ownership and, if operated by such Seller, the operation of such Oil and Gas Properties, normal wear and tear excepted;(c) the Employed Assets are in a state of repair adequate in all material respects for normal operations in accordance with standard industry practice in the areas in which they are operated; and (d) subject to normal wear and tear, the Employed Assets are adequate in all material respects, together with all related Oil and Gas Properties, to comply with the requirements of all Contracts.

4.29 Outstanding Assignments. There are no outstanding obligations of such Seller or its Affiliates to execute and deliver assignments of any interest in the Assets to any Person.

4.30 No Other Representations. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, IN THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) AND IN ANY TRANSACTION DOCUMENT, EACH SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR THEIR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS REPRESENTATIVES BY ANY OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLERS OR ANY AFFILIATE THEREOF). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, IN THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) AND IN ANY TRANSACTION DOCUMENT, EACH SELLER: (a) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OR ANY PROPERTY (REAL OR PERSONAL) OR PART THEREOF (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS); AND (b) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION,

FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY PARTNER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ANY SELLER OR ANY OF SELLERS’ AFFILIATES).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Execution Date and the Closing Date:

5.1 Organization and Existence. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2 Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3 No Conflicts. Except as set forth on Schedule 5.3 and Customary Post-Closing Consents, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4 Litigation. there is no suit, action, charge, claim, litigation or other proceedings by or before any Governmental Authority, and no legal, judicial, administrative or arbitration proceeding (or, to Buyer’s Knowledge, inquiry or investigation by any Governmental Authority), in each case pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates with respect to the Assets or otherwise relating to the Assets.

5.5 Consents. Except as set forth in Schedule 5.5 and Customary Post-Closing Consents, the execution, delivery and performance of this Agreement by Buyer will not be subject to any consent, approval or waiver from any Governmental Authority or other Third Party.

5.6 Resources Board Consent. Subject to consummation of the Financing on terms acceptable to Resources, the board of directors of Resources has approved the execution, delivery, and full performance of this Agreement by Buyer and the transactions contemplated hereunder.

5.7 Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers or any Affiliates of Sellers shall have any responsibility.

5.8 Independent Investigation. Buyer hereby acknowledges and affirms that (a) without limiting its right under Article X and Article XII, as of the Closing Date, it will have completed its own independent investigation, analysis and evaluation of the Assets, (b) it will have made all such reviews and inspections of the Assets as it has deemed necessary or appropriate, and (c) in making its decision to enter into this Agreement and to consummate the Transaction Documents, it has relied on the representations and warranties set forth in this Agreement, the certificates delivered by Sellers pursuant to Section 8.3(j) and the Transaction Documents, and its own independent investigation, analysis and evaluation.

5.9 Acknowledgment by Buyer. BUYER HEREBY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT OR OTHERWISE, IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) OR A TRANSACTION DOCUMENT.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Non-Competition.

(a) As a material inducement for Buyer to enter into and close this Agreement, and in order to protect the goodwill and value of the Assets that are conveyed by Sellers hereunder, each Seller agrees to the restrictions set forth in this Section 6.1. Except as permitted under Section 10.6, from and after Closing until the date that is 18 months after the Closing Date (the “Restricted Period”), Sellers shall not (and each Seller shall cause their respective Affiliates having access to information and data relating to the Assets, this Agreement or the transactions contemplated hereunder to not), directly or indirectly, (i) purchase, acquire, or earn (or purchase or acquire the right to purchase, acquire or earn) any Hydrocarbon leases, Hydrocarbon interests, royalty interest, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other contractual rights to acquire any of the foregoing interests covering the Designated Area (such purchase, acquisition, or earning, a “Prohibited Transaction”), or (ii) encourage, facilitate, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any existing co-working interest owner of the Assets, with respect to a Prohibited Transaction. Without limiting the foregoing, except as permitted under Section 10.6, each Seller hereby agrees to immediately cease (and to cause its Affiliates to cease) any and all discussions, negotiations or other activities related to such purchase, acquisition, or earn-out to the extent such discussions, negotiations or other activities are occurring or have occurred on or prior to the date hereof. Each Seller, on behalf of itself and its Affiliates, hereby waives and disclaims any preferential purchase right, right of first refusal, or other similar rights and any applicable consents that it may have and that may be applicable to any transaction in which Buyer purchases, acquires, or earns (or purchases or acquires the right to purchase, acquire or earn) any Hydrocarbon leases, Hydrocarbon interests, royalty interest, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other contractual rights to acquire any of the foregoing interests covering any portion of the lands within the Designated Area.

(b) Sellers shall not (and each Seller shall cause their respective Affiliates to not),

(i) during the Restricted Period and solely with respect to Sellers and their respective Affiliates having access to information and data relating to the Assets, this Agreement or the transactions contemplated hereunder, obtain any oil and gas leases or otherwise top lease from the lessor(s) of the Leases covering all or a portion of the lands covered by the Leases which may expire within six (6) months after the Restricted Period; or

(ii) sell, assign, convey, transfer or otherwise dispose of or disclose to any Third Party, any Records;

provided, however, that the foregoing shall not restrict disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Sellers or their respective Affiliates.

(c) Each Seller acknowledges and agrees that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 6.1 are the result of arm’s-length bargaining and are fair and reasonable in all respects. It is the desire and intent of the Parties that the provisions of this Section 6.1 (and each portion thereof) be enforced to the fullest extent permitted under applicable Law. Sellers acknowledge that this Section 6.1 is enforceable in all respects; nonetheless, if any of the restrictions of this Section 6.1 (or any portions thereof) are found by an arbitrator or court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such arbitrator or court so as to be valid and enforceable and, as so modified, to be fully enforced. Each Party further acknowledges that a breach or threatened breach of this Section 6.1 would cause irreparable harm to Buyer for which it would have no adequate remedy at Law, that it would be impractical to determine Buyer’s and its Affiliates’ damages in the event of a breach or threatened breach, and that Buyer and its Affiliates shall be entitled to immediate injunctive relief and specific performance as remedies for any such breach. Such remedies shall not be the exclusive remedies for a breach or threatened breach of this Section 6.1 but shall be in addition to all other remedies available at law and equity, including the recovery of damages.

(d) To the extent the boundaries of the lands outlined on Annex I do not lie on or along survey, section, or other governmental tract lines, the Parties intend to include partial surveys, sections or governmental tracts in the Designated Area. If, after giving effect to the foregoing provision, for any reason it is or becomes unclear as to whether any tract of land lies within the area covered by the Designated Area, the Parties intend the Designated Area to be effective with respect to any and all lands clearly within the outlined areas. In addition, each Party agrees never to assert that the description of the Designated Area is insufficient under the Statute of Frauds, or that this Agreement is wholly or partially unenforceable under the Statute of Frauds.

6.2 Affiliate Contracts. Each Seller will terminate or cause its Affiliates to terminate, effective as of the Closing Date, any contracts or agreements between (a) such Seller or any Affiliate of such Seller and (b) the other Seller or any of Sellers’ respective Affiliates, in each case, insofar as such contracts or agreements relate to or bind the Oil and Gas Properties.

6.3 Public Announcements; Confidentiality.

(a) Neither Buyer nor Sellers shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent, not to be unreasonably withheld, of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its Affiliates, including disclosures required to be made in the financial statements of Resources or in offering documents, (iii) to Buyer’s, Sellers’, and/or Resources’ investors, underwriters or other financing sources or prospective financing sources in connection with the Financing, provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information, or (iv) subject to Section 6.3(b), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release; and provided, further, that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) Notwithstanding anything in Section 6.3(a) to the contrary, Buyers and/or Sellers shall keep all information and data relating to this Agreement and the transactions contemplated hereby, and if Closing occurs, Sellers shall keep all information and data relating to the Assets conveyed hereunder, in each case, strictly confidential except for disclosures to Representatives of Sellers and/or Representatives of Buyers and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Sellers and/or Buyers or their respective Affiliates; and provided, further, that prior to making any such disclosures to their Representatives, Sellers and/or Buyers shall obtain an undertaking of confidentiality from each such party.

(c) If the Closing should occur, all confidentiality restrictions on Buyer under the Confidentiality Agreement with respect to the Assets shall terminate as of the Closing Date or the later assignment of such Assets under Section 10.6(c), if applicable (except as to any information with respect to Sellers, any of their respective Affiliates, the Excluded Assets or to any other Sellers’ assets that are not conveyed hereunder).

6.4 Casualty or Condemnation Loss.

(a) If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the Aggregate Defect Amount is greater than twenty percent (20%) of the unadjusted Purchase Price, Buyer may elect to terminate this Agreement at any time prior to Closing pursuant to Section 11.1(e). In the event that Buyer does not elect to terminate this Agreement pursuant to Section 11.1(e), Buyer shall elect by written notice to Sellers prior to Closing either (i) to cause the Assets adversely affected by any such individual Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Sellers’ sole cost and expense, prior to the Closing Date or (ii) for the Purchase Price to be reduced by the sums of all amounts paid to Sellers by Third Parties by reason of such Casualty Loss that have not been used to repair or restore any Assets adversely affected by any Casualty Loss in accordance with Section 6.4(a)(i), and Sellers shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

(b) If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the Aggregate Defect Amount is less than or equal to twenty percent (20%) of the unadjusted Purchase Price, Buyer shall nevertheless be required to close and, at Buyer’s option (i) the Assets affected by such Casualty Loss shall be retained by Sellers, in which event the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such Assets and such Assets shall constitute Excluded Assets or (ii) Sellers shall deduct from the Purchase Price all sums paid to Sellers by Third Parties by reason of such individual Casualty Loss that have not been paid to Buyer and Sellers shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ right, title and interest (if any) in unpaid awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Indemnified Parties) arising out of the Casualty Loss.

6.5 Access.

(a) From the Execution Date to the Closing Date (the “Examination Period”), Sellers will give Buyer, at Buyer’s sole cost, risk and expense, reasonable access to Sellers’ office and personnel, the Assets and the Records (and the right to copy Records) for the purpose of conducting such reasonable and ordinary examinations as Buyer may in its sole discretion choose to conduct with respect to the Assets. Sellers will use commercially reasonable efforts (without the obligation to incur any out-of-pocket costs or expenses (unless Buyer agrees to make such payment)) to obtain waivers from the applicable Third Parties to be able to disclose to Buyer, as soon as reasonably practicable after the Execution Date, all information relating to the Assets that Sellers are restricted from disclosing as a result of confidentiality arrangements under any agreement with Third Parties.

(b) The access granted to Buyer under this Section 6.5 shall be limited to Sellers’ normal business hours, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Buyer shall coordinate its access rights of the Assets with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers. Buyer shall provide Sellers with at least twenty-four (24) hours’ written notice before the Assets are accessed pursuant to this Section 6.5.

(c) During the Examination Period, Buyer’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment of the Assets and any visual inspections and record reviews relating to the Assets that Buyer deems reasonably necessary or appropriate, including, without limitation, the condition of the Assets and their compliance with Environmental Laws. Buyer shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) (“Phase II Activity”). Notwithstanding the foregoing, if following the conduct of the Phase I Environmental Site Assessment, Buyer reasonably believes that any Phase II Activity is necessary for it to conduct its due diligence investigation of any of the Assets in order to determine the existence and/or magnitude of an Environmental Defect, Buyer shall furnish to Sellers for review a proposed scope of such Phase II Activity, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted. Following the receipt and review of such proposal by Sellers, Sellers shall elect, in its sole discretion, promptly but in any event within 5 days of receipt of such proposal, to permit or refuse to permit the conduct of any Phase II Activity by Buyer; provided, however, that if Sellers refuse to permit the conduct of the Phase II Activity, then the Assets with respect to which Buyer requested permission to conduct such Phase II Activity may, at Buyer’s sole option, be excluded from the Assets to be conveyed to Buyer at Closing and the unadjusted Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 3.3(b)(v).

6.6 Government Reviews. In a timely manner, Buyer and Sellers shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

6.7 Operation of Business. Except as to (i) requirements from any Governmental Authority, (ii) situations wherein emergency action is taken in the face of risk to life, property, the environment and/or Lease termination or (iii) any matters otherwise consented to in writing by Buyer, which consent shall be in Buyer’s sole discretion, from the Execution Date until the Closing Date, each Seller:

(a) will conduct its business related to the Assets (including the sale of Hydrocarbons) as a reasonably prudent operator in the ordinary course consistent with such Seller’s recent exploration and drilling activities and good industry practices, including using its commercially reasonable efforts to maintain in full force and effect all Leases that are presently held by production in paying quantities and to otherwise comply with Material Contracts and Leases;

(b) will not propose or commit to any new operation reasonably anticipated by such Seller to require future capital expenditures by the owner of the Assets in excess of Fifty Thousand Dollars ($50,000);

(c) will keep Buyer apprised of any material field operations (including any drilling, completing, re-completing operations) proposed or conducted by such Seller with respect to the Assets, and will, in connection therewith, consider reasonable requests by Buyer for specific drilling, completion and other operations on the Assets; provided, however, that (i) the determination to undertake any such requested operations will be made by such Seller acting as a reasonably prudent operator, and (ii) such Seller will not be required to conduct any operations that it believes would be unsafe or would endanger persons, property or the environment;

(d) will not terminate or materially amend any Material Contract to the extent it is negatively impacted without the prior consent of Buyer which consent may not be unreasonably withheld;

(e) will not terminate or materially amend any Lease;

(f) will not execute any agreement relating to the Assets having a term in excess of one month, a value in excess of Fifty Thousand Dollars ($50,000) or would constitute a Material Contract;

(g) will maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and coverages and of the types in force as of the Execution Date;

(h) will notify Buyer if any Lease terminates or is being threatened to terminated, promptly upon learning of such termination or threat;

(i) will maintain all material permits, approvals, bonds and guaranties affecting the Assets, and make all filings that such Seller is required to make under applicable Law with respect to the Assets;

(j) will not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets or Equipment except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices (including for Equipment that is unnecessary and/or is to be replaced);

(k) will not waive, compromise or settle any material right or claim with respect to any of the Leases, Units or Wells;

(l) will not otherwise incur Liabilities with respect to the Assets for which Buyer would be responsible after Closing;

(m) will not permit or allow any of the Assets to be subject to any Encumbrances that would impose any material liability, other than Permitted Encumbrances;

(n) will not (and will cause its Affiliates to not) enter into any collective bargaining agreement or other contract with a labor union applicable to any individual whose employment involves providing services with respect to the Assets;

(o) will not enter into any contract with the other Seller or any Affiliate of a Seller applicable to the Assets;

(p) will not take, nor permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of such Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Assets or permitting access to the Assets or books and records of such Seller) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Buyer or its Affiliates. If such Seller or such Affiliates (or other Persons acting for or on its behalf) receives from any Person any offer, inquiry or other informational request referred to above, such Seller will promptly advise such Person, by written notice, of the terms of this provision and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy to Buyer of any such written offer, inquiry, or request;

(q) subject to Buyer’s agreement to promptly reimburse such Seller for the full amount of any documented costs actually incurred in connection therewith, will use commercially reasonable efforts to assist Buyer in developing relationships with all Third Parties having business dealings with respect to the Assets;

(r) will comply in all material respects with all Laws that are applicable to the Assets; and

(s) will not enter into an agreement to take any actions prohibited by any of the foregoing.

6.8 Suspense Funds. The responsibility for payment of all amounts held in suspense by Sellers to the Assets (including suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership with respect to the Assets) (the “Suspense Funds”) shall be transferred to Buyer to the extent of an adjustment is made to the Purchase Price pursuant to Section 3.3(b)(viii), at Closing or, with respect to any Asset that Sellers continue to operate after Closing pursuant to any written transaction arrangement with Buyer, such later time as Sellers cease to operate such Asset, provided, however, that Sellers will retain all responsibility and liability for (a) any amounts that Sellers fail to hold in suspense,

(b) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time, and (c) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property status (collectively, the “Shortfall Amounts”). Sellers shall reimburse Buyer for any Shortfall Amount within fifteen (15) days of its receipt of written notice from Buyer, provided, however, that if Sellers contest the validity or amount of a proposed Shortfall Amount, Sellers may make such reimbursement subject to refund, in which case Buyer shall be obligated to make a refund to Sellers, in the event that all or a portion of the Shortfall Amount is later determined not to be valid.

6.9 Release of Liens. At or prior to Closing (a) each Seller shall release or cause to be released all claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract, and any other Encumbrances (other than Permitted Encumbrances) burdening the Assets, and (b) each Seller shall provide evidence of such release to Buyer.

6.10 Financing.

(a) Resources shall use its commercially reasonable efforts to cause the Financing to be obtained on terms and conditions satisfactory to Resources as promptly as possible following the date of this Agreement, including (i) negotiating, entering into and delivering definitive agreements with respect to the Financing, so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are within its control and applicable to Resources.

(b) Buyer shall keep Sellers reasonably informed of the status of Buyer’s efforts to obtain the Financing and to satisfy the conditions thereof, including advising and updating Sellers with respect to status, proposed closing date of the definitive documentation related to the Financing and giving Sellers prompt notice of any material breach or default (or alleged or purported material breach or default) by any party to the Financing of which Buyer has become aware or any termination (or alleged or purported termination) of the primary definitive documents.

6.11 Financing Cooperation; Financial Statements.

(a) From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 11.1), subject to the limitations set forth in this Section 6.11, and unless otherwise agreed by Buyer, Sellers shall use its commercially reasonable efforts to cooperate with Buyer as reasonably requested by Buyer and paid for solely by Buyer with Buyer further to reimburse all reasonable and documented costs and expenses incurred by Sellers in conducting all the activities in Section 6.11 in connection with Buyer’s arrangement of the Financing (which, solely for purposes of this Section 6.11, shall include any alternative equity or debt financings, all or a portion of which will be used to fund the Purchase Price). Such cooperation shall include using commercially reasonable efforts to:

(i) cooperate with the marketing efforts of Buyer for all or any part of the Financing, including making appropriate officers reasonably available, with appropriate advance notice, for participation in lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, lender and investor presentations and similar documents as may be reasonably requested by Buyer, in each case, with respect to information relating to the Assets in connection with such marketing efforts;

(ii) furnish Buyer with the Required Financial Information and any other information with respect to Sellers as is reasonably requested by Buyer and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Financing;

(iii) request that Sellers’ independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Financing or in connection with a customary offering of securities consistent with their customary practice, including requesting that they provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Financing or as are customarily required in an offering of securities of the type contemplated by the Financing;

(iv) obtain or provide certificates and other customary documents (other than legal opinions) relating to the Financing as reasonably requested by Buyer;

(v) cooperate in satisfying the conditions precedent set forth in any definitive documentation relating to the Financing to the extent the satisfaction of such condition reasonably requires the cooperation of, or is within the control of, Sellers; and

(vi) use commercially reasonable efforts to obtain such consents, waivers, approvals, authorizations and instruments which may be requested by Resources in connection with the Financing;

provided, that nothing in this Agreement shall require Sellers to cause the delivery of legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Financing.

(b) In order to comply with any current or future financial statement requirements concerning the Assets for inclusion or incorporation by reference in any registration statement filed with the SEC under the Securities Act or current or periodic report filed with the SEC pursuant to the Exchange Act, in each case to the extent the foregoing are to be filed with the SEC by Resources, its Affiliates, or their respective successors and assigns (collectively, “SEC Filings”):

(i) Upon written request by Buyer, Sellers shall, and shall cause its respective Affiliates and its and their officers and employees, to use its and their commercially reasonable efforts to prepare and cause, as applicable, the Tyler, Texas office of Henry & Peters, P.C., as auditor for any Whitehorse Seller, and the Houston, Texas office of Grant Thornton LLP, as auditor for any Siltstone Seller (collectively, the “Auditor”) to audit and deliver its unqualified audit report thereon, as soon as practicable after the date of such written request but no later than forty-five (45) days following the date of such written request, at the sole cost and expense of Buyer, audited financial statements (or, with the concurrence of the staff of the Division of Corporation Finance of the SEC, statements of revenues and direct operating expenses) and all notes and schedules related thereto (including required supplemental oil and gas disclosures required under Accounting Standard Codification Topic 932) meeting the requirements of Regulation S-X promulgated by the SEC, including any interpretations, comments and policies of the SEC staff applicable to financial statements for such SEC Filings covering periods and dates for up to the most recent three fiscal years of Sellers and their respective subsidiaries (or the Assets, as the case may be) ending prior to the Closing Date but only to the extent that such statements and notes and supplemental disclosures will be related to the transactions contemplated by this Agreement (such financial statements and related audit opinions being hereinafter referred to as the “Audited Financial Statements”), together with any related unaudited quarterly or interim period financial statements meeting the requirements of Regulation S-X (and applicable interpretations, comments and policies of the SEC staff) as each may be required in connection with any SEC Filing made by Resources, its Affiliates, or their respective successors and assigns. If requested by the Auditor in connection with the audit of the foregoing financial statements or its review of unaudited quarterly or interim financial statements described above, Sellers shall, and shall cause its respective Affiliates and its and their officers and employees to, execute and deliver to the Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by the Auditor, with respect to the foregoing financial statements; provided, however, that Buyer shall provide customary indemnity for any such officer or employee executing and delivering such representation letters to the Auditor. If requested by the Auditor, Resources shall, and shall cause its respective Affiliates and its and their officers and employees to, also execute and deliver to the Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by Auditor, with respect to the foregoing financial statements. To the extent statements of revenues and direct operating expenses are provided, Sellers shall provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided.

(ii) Promptly following the date of any written request made by Buyer pursuant to Section 6.11(b)(i), Sellers shall request the Auditor, after discussing specifications with Buyer, to (A) perform an audit of the of the foregoing financial statements on Buyer’s behalf and to issue its opinion with respect to the Audited Financial Statements, (B) provide a review of unaudited quarterly or interim financial statements for periods prior to or including the Closing Date in accordance with Statement of Auditing Standards 100 (Interim Financial Information), (C) provide its written consent for the use of its audit reports with respect to Audited Financial Statements in any current or future SEC Filings filed by Resources, its Affiliates, or their respective successors and assigns, and (D) conduct such other procedures as are reasonably necessary or appropriate for the Auditor to provide the foregoing. Sellers shall, and shall cause its respective Affiliates and its and their officers and employees to, reasonably cooperate with the Auditor and Buyer in the completion of such audit and delivery of the Audited Financial Statements and the completion of a review and any required unaudited quarterly or interim financial statements to Buyer, its Affiliates or their respective successors and assigns. In this regard, Sellers shall, and shall cause its respective Affiliates and its and their officers and employees to, make accounting and field records available to the Auditor during reasonable business hours to complete any such audit and interim period review. To the extent required by the Auditor, Sellers shall, and shall cause its respective Affiliates and its and their officers and employees to, provide such reasonable further cooperation, including by providing such additional management letters of representation, as may be reasonably requested by the Auditor, in order for the Auditor to provide any further written consents to the inclusion or incorporation by reference of the Audited Financial Statements in any future SEC Filings of Resources, its Affiliates, or their respective successors and assigns. Buyer shall bear all fees charged by the Auditor following the initial delivery of the financial statements set forth in this Section 6.11(b).

(c) Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.11): (i) nothing in this Agreement (including this Section 6.11) shall require any such cooperation to the extent that it would (A) require Sellers to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of Sellers, or (C) require Sellers to enter into or approve any agreement or other documentation effective prior to the Closing and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of Sellers or any of its representatives under any certificate, agreement, arrangement, document or instrument relating to the Financing shall be effective until the Closing.

6.12 Right of First Offer. (a) With respect to any oil, gas and/or mineral lease located within the geographical area described on Annex II but outside of the Designated Area and that is either owned by any Seller or its Affiliates as of the Execution Date or acquired or subject to control by a Seller or its Affiliates during the period starting on the Execution Date and ending on the last day of the Cure Period (each such oil and gas lease, a “ROFO Property”), any time after the Execution Date but prior to the last day of the Cure Period, such Seller shall provide Buyer with a written notice (“ROFO Notice”) identifying the ROFO Property (the “Offered Interest”). The ROFO Notice will constitute a binding offer (the “ROFO Offer”) by such Seller to Transfer to Buyer the Offered Interest at a price not more than Seventeen Thousand Dollars ($17,000) per Net Mineral Acre (proportionally reduced to such Seller’s Working Interest) and upon the same terms and conditions set forth under this Agreement and such offer will be irrevocable for a period ending on the later of (i) ten (10) days following receipt by Buyer and (ii) the Closing Date (such period, the “ROFO Period”). At any time on or before the end of the ROFO Period, Buyer will have the right but not the obligation to elect to accept such ROFO Offer by written notice to such Seller and acquire all but not less than all of the Offered Interest on the same terms and conditions set forth under this Agreement. The failure by Buyer to so notify the offering Seller on or before the end of the ROFO Period will be deemed an election by Buyer not to acquire such Offered Interest and Sellers will be free to transfer ROFO Property without restriction.

(b) If Buyer elects to acquire the Offered Interest, then such notice to the offering Seller shall constitute a binding acceptance to such the offering Seller’s ROFO Offer and each of the offering Seller and Buyer shall use commercially reasonable efforts to cooperate together to consummate the Transfer of the Offered Interest to Buyer as promptly as practicable following such acceptance; provided that all terms and condition of this Agreement shall apply mutatis mutandis to such Transfer as if the “Execution Date” of the agreement for such Transfer is the date of Buyer’s acceptance of the applicable ROFO Offer and the “Effective Time” is the later of the effective date of the applicable ROFO Property and the Effective Time hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

(b) Performance. Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d) Governmental Consents. Except for Customary Post-Closing Consents, all material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e) Closing Deliverables. Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) to Sellers, the documents and other items required to be delivered by Buyer under Section 8.3; and

(f) Aggregate Defect Amount. The Aggregate Defect Amount shall not exceed twenty percent (20%) of the unadjusted Purchase Price in the aggregate.

7.2 Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or wavier by Buyer) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Sellers set forth in Article IV shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

(b) Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Action. No injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Authority) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Authority or arbitrator;

(d) Governmental Consents. Except for Customary Post-Closing Consents, all material consents and approvals of any Governmental Authority required for the transfer of the Assets from Sellers to Buyer as contemplated under this Agreement shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(e) Closing Deliverables. Sellers shall have delivered (or be ready, willing, and able to deliver at Closing) to Buyer, the documents and other items required to be delivered by Sellers under Section 8.3;

(f) Release of Liens. All claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract, and any other Encumbrances (other than Permitted Encumbrances) burdening the Assets shall have been released at or before Closing;

(g) Material Adverse Effect. No Material Adverse Effect shall have occurred since the Execution Date and be continuing as of the Closing Date;

(h) Aggregate Defect Amount. The Aggregate Defect Amount shall not exceed twenty percent (20%) of the unadjusted Purchase Price in the aggregate.

(i) Financing. Buyer or Resources shall have consummated the Financing on terms satisfactory to Purchaser and Resources in their sole discretion; and

(j) Applicable Consents. The consents set forth in Exhibit D shall have been obtained in writing on or prior to the Closing Date.

ARTICLE VIII

CLOSING

8.1 Closing; Extension Payment. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Buyer and Sellers, take place at 9:00 a.m., Central Time, on November 30, 2017 (the “Target Closing Date”); provided that Buyer has the right to make a one-time election in writing no later than the Target Closing Date to extend the Target Closing Date to December 20, 2017. The date on which the Closing occurs is herein referred to as the “Closing Date.” If Buyer exercises its right to extend the Target Closing Date pursuant to this Section 8.1, then Buyer shall, within one Business Day of such election, deliver to Sellers an amount equal to One Million Dollars ($1,000,000.00) (the “Extension Payment”) by wire transfer of immediately available funds, which Extension Payment will be non-refundable except as set forth in Section 11.3(b). If Closing occurs, the Purchase Price shall be adjusted upward by the amount of the Extension Payment and the Extension Payment shall be credited toward such adjusted Purchase Price at Closing.

8.2 Place of Closing. Closing shall be held at Buyer’s office at 16200 Park Row, Suite 300, Houston, Texas 77084, or such other place as mutually agreed upon by the Parties.

8.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Sellers and Buyer shall execute, acknowledge and deliver an Assignment in sufficient counterparts to facilitate recording a conveyance of the other Assets (including any Additional Interest to be conveyed pursuant to Section 10.6(b)) in the applicable counties covering such Assets.

(b) Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

(c) Each of Whitehorse, Siltstone II and Buyer shall execute and deliver to the Escrow Agent the Escrow Agreement.

(d) Buyer shall deliver to the Escrow Agent the Indemnity Escrow Amount at Closing by wire transfer of immediately available funds.

(e) Sellers shall execute and deliver, or cause to be executed and delivered, such letters-in-lieu of transfer orders as reasonably requested by Buyer.

(f) Each Seller will execute and deliver to Buyer applicable change of operator forms identifying Buyer as the successor operator of the Assets currently operated by such Seller.

(g) Each Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(h) To the extent not already provided to Buyer, each Seller shall deliver executed releases of all applicable claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract and any other Encumbrances (other than Permitted Encumbrances) burdening the Assets, in each case, incurred by such Seller or its Affiliates.

(i) Buyer shall deliver to Sellers, to the accounts designated by Sellers in writing, by direct bank or wire transfer in immediately available funds, the Closing Cash Payment.

(j) An authorized officer of each Seller shall execute and deliver a certificate dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled with respect to such Seller.

(k) An authorized officer of Buyer shall execute and deliver a certificate dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled.

(l) To the extent applicable, Sellers shall execute, acknowledge, and deliver to Buyer assignments, on appropriate forms, of state, federal, or Indian leases comprising portions of the Assets.

(m) Sellers shall deliver to Buyer the Records.

(n) Sellers shall deliver certain Tax information pursuant to Section 13.1(f).

(o) Sellers shall deliver to Buyer any and all documentation in Sellers’ or their respective Affiliates’ possession necessary for Buyer to administer the Imbalances.

(p) Sellers and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

ARTICLE IX

DISCLAIMERS

9.1 Disclaimers.

(a) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV OR THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED

(ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED BY ANY AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OR ANY OF SELLERS’ AFFILIATES).

(b) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, AND (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO SELLERS OR THEIR RESPECTIVE AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OR THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT FROM SELLERS, SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, AND, SUBJECT TO BUYER’S RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLERS’ REPRESENTATIONS SET FORTH IN ARTICLE IV OR THE CERTIFICATES DELIVERED BY SELLERS PURSUANT TO SECTION 8.3(j) OR SELLERS’ SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 9.1 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE X

TITLE MATTERS, ENVIRONMENTAL MATTERS AND OTHER PURCHASE PRICE ADJUSTMENTS

10.1 Title Defects.

(a) On or before 5:00 pm Central Time on the date that is thirty (30) days after the Execution Date (the “Defect Claim Date”), Buyer may deliver claim notices meeting the requirements of this Section 10.1(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 10.1(a). For all purposes of this Agreement and except for Sellers’ special warranty of title set forth in the Assignment, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any claim of Title Defect pursuant to this Section 10.1 which Buyer fails to assert as a Title Defect by a Title Defect Notice received by Sellers on or before the Defect Claim Date. Each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s) and the Asset(s), or portions thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Sellers to verify the existence of such Title Defect(s) and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect(s); provided, that substantial compliance with clause (iii) by the Defect Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii). To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Defect Claim Date, a written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented and/or amended prior to the Defect Claim Date.

(b) Sellers shall have the right, but not the obligation, upon delivering written notice to Buyer on or prior to the date that is within three days following the Defect Claim Date, to attempt, at Sellers’ sole cost, to cure or remove any Title Defects (of which Sellers have been advised by Buyer) on or before the expiration of ninety (90) days counted from and after the Closing Date (the “Cure Period”), unless the Parties otherwise agree. If Sellers have provided notice within three (3) days following the Defect Claim Date of Sellers’ intent to attempt to cure a Title Defect within the Cure Period, there shall be no reduction to the Purchase Price with respect to the Title Defect for purposes of Closing and the applicable Title Defect Property shall be assigned to Buyer at Closing, but, solely with respect to those Title Defects for which Sellers have elected to cure, Buyer shall instead deposit into the Escrow Account the amount of the aggregate amount of such Title Defect Amounts for which Sellers have elected to cure and upon satisfactory cure of such Title Defect, or if it is determined by the Title Arbitrator that such Title Defect has been cured then Sellers shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Sellers are entitled to pursuant to this Section 10.1 after taking into account any adjustment to the Purchase Price that may be required hereunder. If at the end of the Cure Period the Title Defect is not cured as agreed by Sellers and Buyer or if Sellers and Buyer cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured at the end of the Cure Period, then in either case Buyer shall be entitled to a release from the Escrow Account of an amount that is equal to the amount Buyer is entitled to pursuant to this Section 10.1 which, with respect to any Title Defect determined in Sellers’ favor, shall in no event be more than the Title Defect Amount claimed by Sellers for such Title Defect in the applicable Title Defect Notice.

(c) In the event that (i) any Title Defect asserted by Buyer in accordance with Section 10.1(a) is not waived by Buyer and (ii) Sellers have not provided notice to Buyer at or prior to the date that is three (3) days following the Defect Claim Date of Sellers’ intent to attempt to cure the given Title Defect, or Sellers have provided such notice but the Title Defect is not cured before the expiration of the Cure Period, then the Parties shall make a downward adjustment to the Purchase Price by an amount equal to an amount determined pursuant to Section 10.1(d) or Section 10.2, as applicable, as being the value of such Title Defect (the “Title Defect Amount”). For the avoidance of doubt, the amount by which the Purchase Price is reduced by multiple Title Defects affecting a single Title Defect Property shall be determined based on the aggregate amount of Title Defect Amounts of all Title Defects affecting such Title Defect Property on a Title Defect Property by Title Defect Property basis.

(d) The Title Defect Amount with respect to an affected Title Defect Property resulting from a Title Defect shall be the amount by which the Allocated Value of such Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect with respect to such Title Defect Property is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Title Defect Property;

(iii) if the Title Defect with respect to such Title Defect Property reflects a positive discrepancy between (A) the Minimum Net Revenue Interest and (B) the actual Net Revenue Interest for such Title Defect Property that is a Lease or a Fee Mineral, and the Working Interest of Sellers for such Title Defect Property is reduced proportionately below that shown in Exhibit A-1 or in Exhibit A-3 (as applicable), then the Title Defect Amount shall be the product of (I) Sellers’ actual Net Mineral Acres of such Title Defect Property times $17,000, multiplied by (II) a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Minimum Net Revenue Interest; provided, however, that if the Net Revenue Interest for such Title Defect Property is lower than 65% (except with respect to Leases labeled with lease numbers, TX371038001 and TX371038002 on Exhibit A-1, 56.25%) (proportionately reduced to Sellers’ combined Working Interest), then the Title Defect Amount for such Title Defect shall equal to the Allocated Value of such Title Defect Property;

(iv) if the Title Defect with respect to such Title Defect Property which is a Well reflects a positive discrepancy between (A) the Net Revenue Interest stated for such Well in Exhibit A-2 and (B) the actual Net Revenue Interest of such Well, and the Working Interest of Sellers for such Well is reduced proportionately below that shown in Exhibit A-2, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2;

(v) if the Title Defect with respect to such Title Defect Property represents a positive discrepancy between (A) the Net Mineral Acres stated for such Title Defect Property that is a Lease or a Fee Mineral on Exhibit A-1 or Exhibit A-3 (as applicable) and (B) the actual Net Mineral Acres that such Title Defect Property covers after taking into account the Title Defect, then the Title Defect Amount of such Title Defect shall be calculated by multiplying Seventeen Thousand Dollars ($17,000) per Net Mineral Acre by the positive amount resulting from subtracting the actual Net Mineral Acres covered by such Title Defect Property from the Net Mineral Acres designated for such Title Defect Property on Exhibit A-1 or Exhibit A-3 (as applicable);

(vi) if the Title Defect with respect to such Title Defect Property represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), (iii), or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other factors as are necessary to make a proper evaluation;

(vii) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(viii) notwithstanding anything to the contrary in this Article X, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (except for those Title Defects described under Section 10.1(d)(ii)) shall not exceed the Allocated Value of such Title Defect Property.

(e) Notwithstanding anything herein to the contrary, with respect to (and solely with respect to) a Title Defect Property that is a Well, but except for Title Defects that would constitute a breach of the special warranty of title set forth in the Assignment or that Buyer may assert with respect to any Additional Interest (which Title Defects and associated Title Defect Amounts shall not be limited by this Section 10.1(e)), (1) in no event shall there be any adjustments to the Purchase Price under this Section 10.1 for Title Defects affecting an individual Well for which the aggregate Title Defect Amounts for such Well does not exceed

$50,000.00 (the “Individual Title Defect Threshold”) and (2) in no event shall there be any adjustment to the Purchase Price under this Section 10.1 for Title Defects affecting an individual Well for which the aggregate Title Defect Amounts for such Well exceeds the Individual Title Defect Threshold unless the amount of the aggregate Title Defect Amounts for all Wells that exceed the Individual Title Defect Threshold exceeds a deductible in the amount of three and one-half percent (3.5%) of the unadjusted Purchase Price (the “Title Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price hereunder, but only to the extent of the amount by which the aggregate amount of such Title Defect Amounts exceeds the Title Defect Deductible.

10.2 Title Dispute Resolution. Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to the Closing. If Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer are unable to agree by the Closing, then subject to Section 10.1(b), the Parties shall (i) exchange their final proposed Title Defect Amounts of such Title Defects and (ii) proceed to Closing on the Assets subject to such Title Defects and Buyer shall pay the amount of the Title Defect Amounts as set forth in Buyer’s final proposed Title Defect Amounts of such Title Defects then in dispute into the Escrow Account and all Title Defects and Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 10.2. Likewise, if Sellers have provided notice at or prior to the date that is three (3) days following the Defect Claim Date of Sellers’ intent to attempt to cure a Title Defect and by the end of the Cure Period, Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer have been unable to agree upon whether such Title Defects have been cured, or Sellers have failed to cure any Title Defects which Sellers provided notice that Sellers would attempt to cure and Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer have been unable to agree on the Title Defect Amounts for such Title Defects, then the cure and/or Title Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 10.2. There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located and shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute, as selected by mutual agreement of Buyer, on the one hand, and Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers), jointly, on the other hand, within fifteen (15) days after the end of the Cure Period (or such other time as mutually agreed), and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.2. Each of Buyer, on the one hand, and Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers), jointly, on the other hand, shall submit their respective positions and evidence to the Title Arbitrator within fifteen (15) days after selection of the Title Arbitrator. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal, and shall be limited to awarding only Whitehorse and Siltstone II’s joint or Buyer’s final proposed Title Defect Amount exchanged by the Parties as provided above. The Title Arbitrator shall make a separate determination with respect to the existence of each asserted Title Defect. In making his or her determination, the Title Arbitrator shall be bound by the relevant rules set forth in this Article X and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and/or Title Defect Amount submitted by either Buyer or Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers) jointly, and may not award damages, interest or penalties to either Party with respect to any matter, but shall award to the prevailing Party its arbitration costs and attorneys’ fees. Sellers, jointly, on the one hand, and Buyer, on the other hand, shall each bear one-half of the costs and expenses of the Title Arbitrator. Within ten days after the Title Arbitrator delivers written notice to Buyer and Sellers of its award with respect to a Title Defect Amount related to a Title Defect, Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Title Arbitrator to Buyer plus all earnings thereof, with respect to any Title Defect resolved in Buyer’s favor, and the balance of the funds paid into the Escrow Account with respect to such Title Defects shall be paid to Sellers.

10.3 Environmental Defects.

(a) Buyer shall deliver to Whitehorse, on behalf of both Whitehorse and the Siltstone Sellers, no later than the Defect Claim Date, claim notices meeting the requirements of this Section 10.3(a) (collectively, the “Environmental Defect Notices” and, individually, an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 10.3. For all purposes of this Agreement and subject to Buyer’s remedy for a breach of the representations and warranties made by Sellers pursuant to Section 4.13 and Sellers’ indemnification obligations under Section 12.2, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Sellers on or before the Defect Claim Date. Each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Asset(s) (or portions thereof) affected by such alleged Environmental Condition, (iii) supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect; provided, that substantial compliance with clause (iii) by the Defect Claim Date followed by prompt delivery of any remaining materials shall satisfy clause (iii). To give Sellers an opportunity to commence reviewing and remediating Environmental Defects, Buyer agrees to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Defect Claim Date, a written notice of all Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented and/or amended prior to the Defect Claim Date. Sellers shall have the right, but not the obligation, to remediate, to the satisfaction of Buyer, any asserted Environmental Defect on or before Closing. If Sellers elect to remediate any Environmental Condition prior to Closing, Sellers shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Sellers elect to undertake.

(b) In the event that any Environmental Defect timely asserted by Buyer in accordance with Section 10.3(a) is not waived in writing by Buyer or cured prior to the Closing Date, then at Closing Parties shall, at Buyer’s sole election, the following:

(i) reduce the Purchase Price by the Remediation Amount; or

(ii) in the case of Sellers-operated Assets, exclude the wellbore of the Asset that is subject to the Environmental Defect, from the transactions contemplated hereby, and transfer the remaining Asset (including the underlying Lease) to Buyer in which event, subject to Section 12.1(n), the Purchase Price shall not be reduced.

(c) Notwithstanding anything herein to the contrary, but except for Environmental Defects that Buyer asserts with respect to the Additional Interests (which Environmental Defects and associated Remediation Amounts shall not be limited by this Section 10.3(c)), (i) in no event shall there be any adjustments to the Purchase Price under this Section 10.3 for any individual Environmental Defect for which the Remediation Amount does not exceed $50,000.00 (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustment to the Purchase Price under this Section 10.3 for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless the amount of the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to Assets subject to Environmental Defects that are excluded under Section 10.3(b)(ii)) exceeds a deductible in the amount of two percent (2.0%) of the unadjusted Purchase Price (the “Environmental Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price hereunder, but only to the extent of the amount by which the aggregate amount of such Remediation Amounts exceeds the Environmental Defect Deductible. With respect to any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold, for purposes of determining if the Environmental Defect Deductible has been satisfied and all other purposes herein, the Remediation Amount shall be the total amount for such Environmental Defect without giving effect to the Individual Environmental Defect Threshold.

10.4 Environmental Dispute Resolution. Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Whitehorse, on behalf of the Whitehorse Sellers, Siltstone II, on behalf of the Siltstone Sellers, and Buyer are unable to agree by Closing, subject to Buyer’s rights pursuant to Section 10.3(b)(ii), all affected Assets shall be conveyed to Buyer at Closing and Buyer shall pay the amount equal to Buyer’s estimate of the Remediation Amount attributable to such unresolved Environmental Defects claimed by Buyer into the Escrow Account and the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 10.4. There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located and shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute, as selected by mutual agreement of Buyer, on the one hand, and Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers), jointly, on the other hand, within fifteen (15) days after the Closing Date, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of Section 10.3. Each of Buyer, on the one hand, and Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers), jointly, on the other hand, shall submit their respective positions and evidence to the Environmental Arbitrator within fifteen (15) days after selection of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. The Environmental Arbitrator shall make a separate determination with respect to the existence of each asserted Environmental Defect and/or Remediation Amount, and shall be limited to awarding only Whitehorse and Siltstone II’s joint or Buyer’s final proposed Remediation Amounts exchanged by the Parties as provided above. In making his or her determination, the Environmental Arbitrator shall be bound by the relevant rules set forth in this Article X and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Buyer or Whitehorse (on behalf of the Whitehorse Sellers) and Siltstone II (on behalf of the Siltstone Sellers) jointly, and may not award damages, interest or penalties to either Party with respect to any matter, but shall award to the prevailing Party its arbitration costs and attorneys’ fees. Sellers, jointly, on the one hand, and Buyer, on the other hand, shall each bear one-half of the costs and expenses of the Environmental Arbitrator. Within ten days of the final resolution of any dispute submitted to the Environmental Arbitrator, Buyer shall be entitled to withdraw from the Escrow Account the amount, if any, so awarded by the Environmental Arbitrator to Buyer plus all earnings thereof, with respect to any Environmental Defect resolved in Buyer’s favor and the balance of the escrow attributable to the resolved Environmental Defect shall be paid to Sellers.

10.5 Preferential Purchase Rights and Consents to Assign.

(a) With respect to each Preferential Purchase Right discovered prior to the Closing, Sellers, within five (5) Business Days after the discovery thereof, shall send to the holder of each such Preferential Purchase Right a notice in compliance with the contractual provisions applicable to such Preferential Purchase Right and requesting waivers of such rights. Sellers shall thereafter use commercially reasonable efforts to cause such waivers of Preferential Purchase Rights (or the exercise thereof) to be obtained and delivered prior to Closing.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Sellers that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired and Sellers have not received notice of an intent not to exercise or waiver of the Preferential Purchase Right, then the Asset(s) subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset(s) affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset(s) (or portion thereof) so excluded. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right within the time frame specified in the Preferential Purchase Right, or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (A) Sellers shall so notify Buyer and (B) Buyer shall purchase from Sellers, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 10.1.

(ii) All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b) With respect to each Consent (other than customary Post-Closing Consents), including those set forth in Schedule 4.4, Sellers, within ten (10) Business Days after the Execution Date, shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby, and Sellers shall thereafter use its commercially reasonable efforts to obtain all such Consents prior to Closing.

(i) If (A) Sellers fail to obtain a Consent (other than customary Post-Closing Consents) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or voidable, (2) the termination or other material impairment of an Asset under the express terms thereof or (3) the payment of liquidated damages, or (B) a Consent requested by Sellers is denied in writing (each such Consent, a “Required Consent”), then, in each case, (i) the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, (ii) the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded, (iii) Sellers shall hold such Asset or nominee for Buyer, effective as of the Effective Time and (iv) Sellers shall use reasonable commercial efforts to obtain such Consent or promptly as possible following Closing, but such reasonable commercial efforts shall not require Sellers or any of their respective Affiliates to make any out of pocket payments to counterparties. In the event that a Consent (with respect to an Asset excluded pursuant to this Section 10.5(b)(i)) that was not obtained prior to Closing is obtained as of the Final Settlement Date, then, (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Sellers the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded, subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 10.1 and (y) Sellers shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If such Consent has not been obtained as of the Final Settlement Date, then, unless Buyer waives the Consent requirement, the affected Asset shall be deemed an Excluded Asset and Sellers shall retain such Asset.

(ii) If Sellers fail to obtain a Consent set forth in Schedule 4.4 prior to Closing that is not a Required Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets.

(c) With respect to any Asset that requires notification of assignment, Sellers shall, no later than five (5) days after the Closing Date, send to the applicable counterparty a written notice in compliance with the contractual provisions thereof.

10.6 Additional Interests. (a) From the Execution Date until the last day of the Cure Period, notwithstanding Section 6.1 but subject to Section 10.6(d), a Seller (or its Affiliates) may acquire (solely for the purposes of conveying to Buyer) additional oil, gas and/or mineral leases that are Approved Leases (each such acquired interest and each other oil and gas lease such Seller (or its Affiliates) owns within the Designated Area as of the Execution Date but not described in Exhibit A-1 on the Execution Date, in each case meeting the parameters of this Section 10.6(a), such Seller’s “Additional Interests”).

(b) If Buyer exercises its right to extend the Target Closing Date under Section 8.1, subject to the remainder of this Section 10.6(b), all Additional Interests a Seller (or its Affiliates) obtains title of record and notifies Buyer in writing, in each case, prior to November 15, 2017 (the “Additional Interests Cutoff Date”) shall be conveyed to Buyer at Closing and, subject to the cap set forth in Section 10.6(d), the Purchase Price shall be increased by the aggregate Additional Interest Values attributable to such conveyed Additional Interests (subject to, without duplication. all other adjustments to the Purchase Price under this Agreement). Notwithstanding anything to the contrary, the conveyance of any Additional Interest at Closing shall be subject to (i) Buyer’s confirmation that the applicable Additional Interests are Approved Leases and that all payments required to acquire such Additional Interests were paid by such Seller (or its Affiliates), (ii) the cap set forth in Section 10.6(d), and (iii) Buyer’s right to, on or before 5:00 p.m. (Central Time) time on the twentieth (20th) day after (1) the Additional Interests Cutoff Date or (2) such later date on which all required title documentation is provided to Buyer, (A) conduct title review and environmental due diligence on all Additional Interests to be conveyed, and (B) assert any matter Buyer deems to constitute a Title Defect pursuant to procedures set forth in Section 10.1 (which shall apply mutatis mutandis, except for Section 10.1(e)) or an Environmental Defect pursuant to procedures set forth in Section 10.3 (which shall apply mutatis mutandis, except for Section 10.3(c)). Such Seller shall be entitled to cure each Title Defect asserted under this Section 10.6(b) in accordance with Section 10.1(b) and each Environmental Defect asserted under this Section 10.6(b) in accordance with Section 10.3(a). All uncured Title Defects and all uncured Environmental Defects properly asserted under this Section 10.6(b) shall be taken into account (and adjustments made in respect thereof) to the fullest extent possible in accordance with Section 10.1 and Section 10.3 (including Buyer’s right under Section 10.3(b)), as applicable.

(c) Subject to the remainder of this Section 10.6(c), if Closing occurs, (x) if Buyer does not exercise its right to extend the Target Closing Date under Section 8.1, all Additional Interests a Seller (or its Affiliates) obtains title of record and notifies Buyer in writing, in each case, before the last day of the Cure Period, or (y) if Buyer exercises its right to extend the Target Closing Date under Section 8.1, all Additional Interests a Seller (or its

Affiliates) obtains title of record and notifies Buyer in writing, in each case, between the Additional Interests Cutoff Date and the last day of the Cure Period, shall be conveyed to Buyer and, subject to the cap set forth in Section 10.6(d), the Purchase Price shall be increased by the aggregate Additional Interest Values attributable to such conveyed Additional Interests (subject to, without duplication. all other adjustments to the Purchase Price under this Agreement). Notwithstanding anything to the contrary, the conveyance of any Additional Interest under this Section 10.6(c) shall be subject to (i) Buyer’s confirmation that the applicable Additional Interests are Approved Leases and that all payments required to acquire such Additional Interests were paid by such Seller (or its Affiliates), (ii) the cap set forth in Section 10.6(d), and (iii) Buyer’s right to on or before 5:00 p.m. (Central Time) time on the thirtieth (30th) day after (1) the end of the Cure Period or (2) such later date on which all required title documentation is provided to Buyer (such period, the “Post-Closing Review Period”), (A) conduct title review and environmental due diligence on all Additional Interests to be conveyed, and (B) assert any matter Buyer deems to constitute a Title Defect pursuant to procedures set forth in Section 10.1 (which shall apply mutatis mutandis, except for Section 10.1(e)) or an Environmental Defect pursuant to procedures set forth in Section 10.3 (which shall apply mutatis mutandis, except for Section 10.3(c)). Such Seller shall be entitled to cure each Title Defect and each Environmental Defect asserted under this Section 10.6(c), in each case, within twenty (20) days after the end of the Post-Closing Review Period. All uncured Title Defects and all uncured Environmental Defects properly asserted under this Section 10.6(c) shall be taken into account (and adjustments made in respect thereof) to the fullest extent possible in accordance with Section 10.1 and Section 10.3 (including Buyer’s right under Section 10.3(b)), as applicable. Subject to this Section 10.6(c) and Section 10.6(d), Sellers shall convey all Additional Interests to Buyer no later than 60 days following the end of the Cure Period pursuant to an instrument in substantially the same form as the Assignment, and upon such assignment, Buyer shall pay Sellers by wire transfer in immediately available funds an amount equal to the aggregate Additional Interest Values of such conveyed Additional Interests (subject to, without duplication. all other adjustments to the Purchase Price under this Agreement).

(d) Notwithstanding anything to the contrary herein, Buyer will have no obligation under this Section 10.6 to pay Sellers (including for any Additional Interest conveyed to Buyer before or after the Closing) for more than (and the Purchase Price shall not be subject to an upward adjustment under Section 3.3(a)(iii) in excess of) Eighty Million Dollars ($80,000,000.00) in aggregate.

(e) The Parties agree that Exhibit A-1 shall be deemed to have been amended automatically immediately upon each assignment pursuant to this Section 10.6, to include all Additional Interests conveyed by such assignment, in each case, as part of Leases for all purposes of this Agreement, including for purposes of the Seller Designated Representations (with such Seller Designated Representations to be deemed to have been made again as to such Additional Interests as of the date of the assignment therefor) and Article VI. All Additional Interests that have not been conveyed to Buyer within 60 days following the end of the Cure Period, shall be permanently excluded from the transaction contemplated hereunder.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by either Buyer or Sellers if Closing has not occurred on or before December 31, 2017 or such later date as agreed to in writing by Buyer and Sellers (the “Outside Date”);

(c) by Buyer, upon delivery of written notice to Sellers at any time prior to the Closing in the event that a Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Sellers of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;

(d) by Sellers, upon delivery of written notice to Buyer at any time prior to the Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Sellers have notified Buyer of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach; and

(e) by Buyer if the condition set forth in Section 7.2(h) has not been satisfied as of the Target Closing Date; or

(f) by Buyer if the condition set forth in Section 7.2(i) has not been satisfied as of the Target Closing Date;

provided, however, that no Party shall be entitled to terminate this Agreement under this Section 11.1 if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder;

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.15, 5.7, 6.3, 9.1, 11.2, 11.3 and Article XIII which shall continue in full force and effect) and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement; provided that a termination of this Agreement shall not relieve any breach by such Party of this Agreement occurring prior to such termination.

11.3 Remedies Upon Termination.

(a) Buyer’s Breach. If Closing does not occur because (i) Buyer fails to tender performance at Closing when (A) all of the conditions in Sections 7.2(a)-(h) and (j) that, by their terms, can be satisfied prior to Closing have been satisfied (or waived by Buyer) (unless the failure to satisfy such condition arises from the action or inaction by Buyer) and (B) Sellers are ready, willing and able to consummate the transactions hereunder, or (ii) Buyer terminates this Agreement pursuant to Section 11.1(f), then Sellers may, as their sole and exclusive remedy, terminate this Agreement pursuant to Section 11.1 (to the extent not already terminated) and retain the Deposit as liquidated damages, free of any claims by Buyer or any other Person with respect thereto. The right to retain the Deposit as described in the preceding sentence shall be Sellers’ sole and exclusive remedy and in full and complete satisfaction of any losses that may be suffered by Sellers as a result of such termination and Sellers shall be deemed to have waived any and all other rights and remedies available to Sellers in respect of such termination (including liability for breach of this Agreement before such termination). IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE OIL AND GAS INTERESTS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.

(b) Seller’s Breach. If Closing does not occur because any Seller fails to tender performance at Closing when (A) all of the conditions in Section 7.1 that, by their terms, can be satisfied prior to Closing have been satisfied (or waived by Sellers) (unless the failure to satisfy such condition arises from the action or inaction by any Seller) and (B) Buyer is ready, willing and able to consummate the transactions hereunder, (i) (AA) Sellers shall promptly return by wire transfer of immediately available funds the Extension Payment and (BB) Sellers shall promptly return by wire transfer of immediately available funds, the Deposit to Buyer, free of any claims by Sellers or any other Person with respect thereto, and (ii) Buyer, at its sole option, shall be entitled to (x) pursue all legal and equitable remedies it has (including specific performance), or (y) terminate this Agreement pursuant to Section 11.1(c) and seek damages from Sellers; provided, however, that if Buyer elects to enforce specific performance of this Agreement, Buyer must pursue such remedy in lieu of all other legal and equitable remedies. In the event the Deposit is returned to Buyer and Buyer elects to enforce specific performance of this Agreement, after such return of the Deposit to Buyer, the Deposit shall be deemed to be zero for all purposes of this Agreement.

(c) Termination Pursuant to Section 11.1. If any Party terminates this Agreement pursuant to Section 11.1 for reasons other than those described in Section 11.3(a) or Section 11.3(b), then neither Sellers nor Buyer shall have any liability to the other Parties for termination of this Agreement, except that Sellers shall promptly return by wire transfer of immediately available funds, the Deposit to Buyer. If Buyer or Sellers terminates this Agreement pursuant to Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach, together with supporting documentation.

ARTICLE XII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

12.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity by Sellers under this Section 12.1, or to adjustments to the Purchase Price pursuant to Article III, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that Buyer does not assume any obligations or Liabilities to the extent that they are (the following being “Retained Obligations”):

(a) arising from, based upon, related to or associated with the Assets prior to the Effective Time;

(b) arising from, based upon, related to or associated with Sellers’ operations of the Assets prior to the Closing;

(c) the accounting for, failure to pay or the incorrect payment of any lease bonus amount for the Leases;

(d) the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Leases and Lands and escheat obligations insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Oil and Gas Properties prior to the Closing Date;

(e) arising from, based upon, related to or associated with the ownership, use or operation of the Excluded Assets;

(f) any and all Seller Taxes;

(g) Retained Employment-Related Liabilities;

(h) in respect of claims for bodily injury or death arising out of any incident(s) or occurrence(s) prior to Closing in respect of the Assets;

(i) for corrective actions, fines, penalties or other sanctions arising from violations of Environmental Law(s) by Sellers or any other Third Party or otherwise related to the environmental condition of the Assets that occurred or are attributable to events that occurred prior to Closing in respect of the Assets;

(j) for Liabilities attributable to any contamination or condition that is the result of any off-site transport or disposal, or arrangement for transport or disposal, of any Hazardous Substances from the Assets prior to Closing;

(k) wells on the Leases and Units that were permanently abandoned by Sellers or their respective Affiliates prior to the Closing Date, save and except all wells plugged & abandoned in accordance with the Leases and applicable Laws;

(l) arising from (i) any matters listed on Schedule 4.7 and any matters that should have been listed on Schedule 4.7, and (ii) any other actions, suits or proceedings relating to the Assets existing prior to the Closing (including without limitation any claims of improper calculation or payment of any Burden);

(m) arising out of or resulting from any Hedge Contracts or any Debt Contracts of Sellers or any Affiliate relating to the Assets; or

(n) wellbores retained by Sellers from Assets designated under Section 10.3(b)(ii) and related Environmental Defect.

12.2 Indemnities by Sellers. Effective as of Closing, subject to Section 13.13 and the limitations set forth in Section 12.4 and Section 12.9, each Seller shall be, severally but not jointly, responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by such Seller of any of the representations or warranties contained in Article IV or the certificate delivered by such Seller pursuant to Section 8.3(j);

(b) any breach by such Seller of any of its covenants or agreements under this Agreement or the certificate delivered by such Seller pursuant to Section 8.3(j); or

(c) any Retained Obligations.

12.3 Indemnities by Buyer. Effective as of Closing, except to the extent that Sellers are obligated to indemnify Buyer under Section 12.2, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases each Seller and its Affiliates, and all of their respective equity holders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a) any breach by Buyer of any of its representations or warranties contained in Article V;

(b) any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c) the Assumed Obligations.

12.4 Limitation on Liability.

(a) Sellers shall not have any liability for any indemnification under Section 12.2(a) with respect to any representations or warranties of Sellers, other than those set forth in Sections 4.1, 4.2, 4.5, 4.6, 4.14, 4.15 or 4.29 (collectively the “Seller Designated Representations”) which shall not be subject to the limitations in this Section 12.4(a), (i) for any individual Liability unless the amount with respect to such Liability exceeds Thirty Five Thousand Dollars ($35,000), and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds two and one-half percent (2.5%) of the unadjusted Purchase Price (the “Cumulative Deductible”), and then only to the extent the aggregate amount of all such Liabilities exceeds the Cumulative Deductible. In no event shall Sellers be required to indemnify the Buyer Indemnified Parties for Liabilities under Section 12.2(a) (excluding any breach by Sellers of any Seller Designated Representation) exceeding, in the aggregate, twenty percent (20%) of the unadjusted Purchase Price.

(b) Notwithstanding anything herein or in any Transaction Document to the contrary, the obligations and rights of the Parties hereunder, and the Liabilities for which any Indemnified Party is obligated to indemnify or entitled to indemnity under Section 12.2(a) or Section 12.3(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or material adverse effect set forth in any representation or warranty.

(c) Notwithstanding anything to the contrary stated in this Agreement, Buyer’s obligation to indemnify Seller Indemnified Parties with respect to the Assumed Obligations shall not extend to any amount actually received by Sellers from an indemnification from a Third Party or any corresponding insurance proceeds actually received by Sellers from insurance policies carried by Sellers. Sellers shall use commercially reasonable efforts to secure indemnification from any applicable Third Party.

12.5 Indemnity Escrow.

(a) Upon Closing, Buyer shall deliver to the Escrow Agent an amount equal to Three Million Dollars ($3,000,000.00) pursuant to Section 8.3(d) to be held in the Escrow Account (such amount, the “Indemnity Escrow Amount”). Without limiting Sellers’ indemnity obligations under Section 12.2, the Indemnity Escrow Amount will provide a non-exclusive source of funds to satisfy any Liabilities incurred or sustained by Buyer or its Affiliates arising from any Third Party Claims that Sellers have obligations to indemnify under Section 12.2. To the extent that Buyer desires to apply any portion of the Indemnity Escrow Amount to satisfy any such Liabilities, Buyer shall promptly notify Sellers of the same and within three Business Days of its receipt of Buyer’s notice, Sellers will notify Buyer of their election to either (i) satisfy such Liabilities out of the Escrow Account, in which case the Parties shall provide joint written instructions to the Escrow Agent to remit an amount necessary to satisfy such Liabilities from the Escrow Account to the Person(s) claiming the same or (ii) pay to a court of competent jurisdiction an amount equal to the amount of such Liabilities, in which case the Parties shall provide joint written instructions to the Escrow Agent to remit such amount to such court from the Escrow Account and Sellers shall thereafter be responsible for prosecuting any and all claims relating thereto at their sole cost and expense.

(b) On the date that is ninety (90) days following the Closing Date, the Parties shall instruct the Escrow Agent to release to Sellers the positive difference between the existing amount of the Indemnity Escrow Amount and the sum of (i) the aggregate amount of all unsatisfied claims for indemnification that Buyer has made on or before such date pursuant to this Article XII and which are to be satisfied (in whole or in part) from the Indemnity Escrow Amount and (ii) 50% of the Indemnity Escrow Amount. Notwithstanding the foregoing, on the date that is one hundred eighty (180) days following the Closing Date, the Parties shall instruct the Escrow Agent to release to Sellers the balance of the Indemnity Escrow Amount remaining in the Escrow Account less the aggregate amount of all unsatisfied claims for indemnification that Buyer has made on or before such date pursuant to this Article XII to Sellers. Notwithstanding anything herein to the contrary, the Defect Escrow Amount shall remain in escrow until released pursuant to Section 3.5(a) or Section 3.6, as applicable.

12.6 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.7 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 3.5, Section 3.7, Section 10.1(b), Section 10.2, Section 10.4, Section 12.2, Section 12.3 and Section 13.1, and the special warranties set forth in the Assignment, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided, however, that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.

12.8 Indemnification Procedures. All claims for indemnification under Section 12.2 and Section 12.3 shall be asserted and resolved as follows:

(a) For purposes of this Article XII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party having the right to be indemnified, with respect to such Liabilities by the other Party pursuant to this Article XII.

(b) To make claim for indemnification under Section 12.2 or Section 12.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.8, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.8(b) shall not relieve the Indemnifying Party of its obligations under Section 12.2 or Section 12.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.8(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and either consent to or reject such proposed settlement, in its reasonable judgment, or (ii) deny liability. Any failure to respond such notice by the Indemnified Party shall be deemed to be an election under subsection (ii) above.

(f) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

(g) Without limiting in any manner the provisions of Section 12.2, the indemnity, savings and hold harmless obligations of Sellers pursuant to Section 12.2 and the term “Liabilities” as used in Section 12.2 are intended to and do cover Liabilities incurred by any Buyer Indemnified Party which (1) arise from the breach of this Agreement or any Transaction Document by Sellers or any Seller Indemnified Party and (2)  do not involve any Third Party Claim.

12.9 Survival.

(a) Sellers’ indemnification obligation under Section 12.2(a) shall only apply if Buyer has provided Sellers with written notice claiming indemnification within nine (9) months of the Closing, except for (i) any breach of Sections 4.1, 4.2, 4.5, 4.6, 4.15 or 4.29 which shall survive Closing indefinitely, (ii) any breach of Section 4.13, which shall survive until eighteen (18) months following the Closing, and (iii) any breach of Section 4.14, which shall survive the Closing until the expiration of the applicable statute of limitations.

(b) Buyer’s indemnification obligation under Section 12.3 shall only apply if Sellers has provided Buyer with written notice claiming indemnification within nine (9) months of the Closing, except for (i) any breach of Sections 5.1 and 5.2, which shall survive Closing indefinitely.

(c) The covenants and agreements of Buyer and Sellers herein shall survive the Closing and terminate on the later to occur of, (i) for those covenants and agreements to be performed on or prior to Closing, the date that is six (6) months after the Closing Date and (ii) for those covenants and agreements to be performed after the Closing, the date such covenants or agreements are fully performed. The remainder of this Agreement shall survive the Closing indefinitely except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

12.10 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Sellers or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Sellers, on behalf of each of the Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

12.11 Treatment of Indemnification Payments. Except as required by applicable Law, the Parties shall treat any indemnification payment or amount paid pursuant to this Article XII as an adjustment to the Purchase Price for federal and applicable state and local income Tax purposes.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.

(b) To the extent that any sales, use, transfer or similar Taxes (“Transfer Taxes”) are imposed on the purchase and sale of the Assets pursuant to this Agreement, Buyer, on the one hand, and Sellers, on the other hand, shall each bear and pay fifty percent (50%) of such Transfer Taxes. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) Sellers shall be allocated and bear all Asset Taxes attributable to (A) any Tax period ending prior to the Effective Time and (B) the portion of any Straddle Period ending immediately prior to the Effective Time, and, subject to the occurrence of the Closing, Buyer shall be allocated and bear all Asset Taxes attributable to (X) any Tax period beginning at or after the Effective Time and (Y) the portion of any Straddle Period beginning at the Effective Time.

(d) For purposes of Section 13.1(c), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other such Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(e) To the extent the actual amount of an Asset Tax is not known at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 3.3, 3.4 or 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under Section 13.1(c) and Section 13.1(d).

(f) Subject to Article XII, Buyer shall be responsible for delivering payment to the applicable Taxing Authorities of all Asset Taxes attributable to any taxable period ending prior to the Effective Time or any Straddle Period that become due and payable on or after the Closing Date. At or prior to the Closing, Sellers shall provide to Buyer the tax calendar for all Asset Taxes.

(g) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to any Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, the control and conduct of any audit or judicial or administrative proceeding with respect to Asset Taxes that is a Third Party Claim shall be governed by Section 12.8.

(h) Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer pursuant to Sections 13.1(c) and 13.1(d) regardless of when received. Sellers shall be entitled to all rights to any refunds of Asset Taxes allocable to Sellers pursuant to Sections 13.1(c) and 13.1(d). If a Party or its Affiliate receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 13.1(h), such receiving Party shall forward to the other Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund.

13.2 Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties, such consent to be withheld for any reason, and any assignment or delegation made without such consent shall be void. Notwithstanding the preceding, Buyer may assign this Agreement prior to Closing to any Affiliate without the prior written consent of Sellers; provided that such assignment shall not relieve Buyer of any of its obligations and responsibilities hereunder. Further and notwithstanding the preceding, Buyer is aware that Sellers intend to perform an IRC Section 1031 tax-deferred exchange, and to that extent, Sellers may assign interests of Leases contemplated hereunder to each other in order to accomplish such tax-deferred exchanges; provided such assignments shall contain customary special warranties of title by the assignor and Sellers shall promptly and in any event no later than three (3) Business Days prior to the Defect Claim Date, provide written notice to Buyer of any such assignment together with executed copies of the applicable assignment and bill of sale. Sellers shall further have the right at any time prior to Closing to assign all or a portion of their rights under this Agreement (the “Assigned Rights”) to designated qualified intermediary (as defined in Treasury Regulation Section 1.1031(k)(1)(g)(4)(iii)) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code (an “Exchange”). In the event Sellers assign the Assigned Rights to a qualified intermediary pursuant to this Section 13.2, then Sellers agree to notify Buyer in writing of such assignment at or before Closing. Buyer hereby consents to any such assignment and Buyer agrees to pay the Purchase Price (as may be adjusted under the terms of this Agreement) for the Assets into a qualified escrow or qualified trust account at Closing as directed by the qualified intermediary and Sellers in writing; provided that (a) the Closing shall not be delayed or affected by any reason of the Exchange, (b) Sellers shall effect the Exchange through an assignment of the Assigned Rights to a qualified intermediary, but such assignment shall not relieve Sellers from, or modify, of any of their obligations and responsibilities hereunder (including indemnity obligations) to Buyer under this Agreement; and (c) Sellers shall indemnify Buyer against any additional costs or liabilities incurred by Buyer on account of Sellers’ consummation of the transaction through an Exchange. Buyer, by its consent to an Exchange, shall not be responsible in any way for Sellers’ compliance with such Exchange.

Subject to the foregoing, this Agreement shall be binding upon the Parties and their successors and permitted assigns.

13.3 Preparation of Agreement. Sellers and Buyer and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.4 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, or sent by facsimile (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent be electronic mail transmission (“email”) (provided that receipt of such email is requested and received, excluding automatic receipts) or addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Whitehorse:

Whitehorse Energy, LLC

Whitehorse Energy Delaware, LLC

Whitehorse Delaware Operating, LLC

3880 Hulen Street, Ste. 510

Ft. Worth, Texas 76107

Attention: Hunt Pettit

Phone: 817.677.1900

Email: hpettit@whitehe.com

With a copy to (which shall not constitute notice):

Freeman Mills, PC

2020 Bill Owens Pkwy., Ste. 200

Longview, Texas 75604

Attention: Vance P. Freeman

Phone: 903.295.7200

Email: vfreeman@freemanmillspc.com

If to a Siltstone Seller:

Siltstone Resources II-B-Permian, LLC

1801 Smith Street, Suite 2000

Houston, Texas 77002

Attention: Michael J. Rosinski

Phone: 713.375.9201

Email: michael.rosinski@siltstone.com

With a copy to (which shall not constitute notice):

Siltstone Capital, LLC

1801 Smith Street, Suite 2000

Houston, Texas 77002

Attention: Mani Walia

Phone: 713.375.9208

Email: mani.walia@siltstone.com

If to Buyer or Resources:

Rosehill Operating Company, LLC

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: R. Colby Williford, Vice President of Land

Phone: 281-675-3426

Email: mcwilliford@rosehillres.com

With a copy to (which shall not constitute notice):

Rosehill Operating Company, LLC

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: Chris Wood, Corporate Attorney

Phone: 281-675-3436

Email: cwood@rosehillres.com

Vinson & Elkins, LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Mingda Zhao

Phone: 713-758-2069

Email: mzhao@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or sent by U.S. Express Mail (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.4.

13.5 Further Cooperation. After Closing, Buyer and Sellers shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

13.6 Entire Agreement; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER

ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.6.

13.7 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that only a Party and its respective successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

13.8 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

13.9 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Sellers or Buyer or their respective officers, employees, agents, or representatives and no failure by Sellers or Buyer to exercise any of their respective rights under this Agreement shall, in any case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.10 Governing Law; Jurisdiction.

(a) This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Tarrant County, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.10(b).

(d) THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

13.13 Joint and Several Liability. Notwithstanding anything to the contrary, (a) Whitehorse, Whitehorse Energy and Whitehorse Operating shall be jointly and severally liable for all of their respective obligations under this Agreement; (b) Siltstone II and Siltstone II-B shall be jointly and severally liable for all of their respective obligations under this Agreement, (c) Whitehorse Sellers, on the one hand, and Siltstone Sellers, on the other hand, shall be severally liable (and not jointly liable) for their respective obligations under this Agreement.

13.14 Siltstone Seller Representative.

(a) Each Siltstone Seller, by executing this Agreement, irrevocably constitutes and appoints Siltstone II and its successors, acting as hereinafter provided, as such Siltstone Seller’s attorney-in-fact to act on behalf of such Siltstone Seller in connection with the authority granted to Siltstone II pursuant to this Section 13.14, and acknowledges that such appointment is coupled with an interest.

(b) Each Siltstone Seller by such appointment (1) authorizes Siltstone II subsequent to the date hereof (i) to give and receive written consents, reports, notices and communications to or from Buyer relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents, (ii) to negotiate, compromise and resolve any dispute that may arise under this Agreement, and (iii) to negotiate, execute and deliver the Escrow Agreement on behalf of such Siltstone Seller; provided, however, that in each of clauses (i) through (ii), Siltstone II shall not have the authority to execute any agreements or documents (other than consents, reports, notices and communications) on behalf of such Siltstone Seller, and (2) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Siltstone II pursuant to the authority granted to Siltstone II hereunder.

(c) Each Siltstone Seller by the execution of this Agreement expressly acknowledges and agrees that (1) Siltstone II is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such Siltstone Seller and Siltstone II, and (2) Buyer, each Buyer Indemnified Party and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, Siltstone II under this Agreement without any liability to, or obligation to inquire of, such Siltstone Seller. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Siltstone II that is within the scope of Siltstone II’s authority under this Section 13.14 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Sellers and shall be final, binding and conclusive upon such Siltstone Seller. Buyer and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Siltstone II as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of both Siltstone II and the Siltstone Sellers.

13.15 Whitehorse Seller Representative.

(a) Each Whitehorse Seller, by executing this Agreement, irrevocably constitutes and appoints Whitehorse and its successors, acting as hereinafter provided, as such Whitehorse Seller’s attorney-in-fact to act on behalf of such Whitehorse Seller in connection with the authority granted to Whitehorse pursuant to this Section 13.15, and acknowledges that such appointment is coupled with an interest.

(b) Each Whitehorse Seller by such appointment (1) authorizes Whitehorse subsequent to the date hereof (i) to give and receive written consents, reports, notices and communications to or from Buyer relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents, (ii) to negotiate, compromise and resolve any dispute that may arise under this Agreement, and (iii) to negotiate, execute and deliver the Escrow Agreement on behalf of such Whitehorse Seller; provided, however, that in each of clauses (i) through (ii), Whitehorse shall not have the authority to execute any agreements or documents (other than consents, reports, notices and communications) on behalf of such Whitehorse Seller, and (2) agrees to be bound by all agreements and determinations made by and documents executed and delivered by Whitehorse pursuant to the authority granted to Whitehorse hereunder.

(c) Each Whitehorse Seller by the execution of this Agreement expressly acknowledges and agrees that (1) Whitehorse is authorized to act on its behalf with respect to this Agreement, notwithstanding any dispute or disagreement between such Whitehorse Seller and Whitehorse, and (2) Buyer, each Buyer Indemnified Party and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, Whitehorse under this Agreement without any liability to, or obligation to inquire of, such Whitehorse Seller. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, Whitehorse that is within the scope of Whitehorse’s authority under this Section 13.15 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Sellers and shall be final, binding and conclusive upon such Whitehorse Seller. Buyer and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of Whitehorse as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of both Whitehorse and the Whitehorse Sellers.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each Seller and Buyer has executed this Agreement as of the date first written above.

SELLERS:

WHITEHORSE ENERGY, LLC

By:	/s/ Hunt Pettit

Name:	Hunt Pettit
Title:	Authorized Member

WHITEHORSE ENERGY DELAWARE, LLC
By: Whitehorse Energy, LLC
Its: Parent

/s/ Hunt Pettit
Name:	Hunt Pettit
Title:	President & CEO

WHITEHORSE DELAWARE OPERATING, LLC
By: Whitehorse Energy, LLC
Its: Parent

/s/ Hunt Pettit
Name:	Hunt Pettit
Title:	Authorized Member

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

SILTSTONE RESOURCES II - PERMIAN, LLC

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski
Title:	Authorized Member

SILTSTONE RESOURCES II-B-PERMIAN, LLC

By:	/s/ Michael J. Rosinski

Name:	Michael J. Rosinski
Title:	Authorized Member

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

BUYER:

ROSEHILL OPERATING COMPANY, LLC

By:	/s/ J. A. Townsend

Name:	J. A. Townsend
Title:	President and Chief Executive Officer

RESOURCES:

ROSEHILL RESOURCES INC.
(solely for the purposes of Sections 6.10 and 6.11)

By:	/s/ J. A. Townsend

Name:	J. A. Townsend
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

APPENDIX I

DEFINED TERMS

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Additional Interests” shall have the meaning set forth in Section 10.6(a).

“Additional Interest Value” means, with respect to any Additional Interest, an amount equal to (A) Seventeen Thousand Dollars ($17,000), multiplied by (B) the total number of Net Mineral Acres of such Additional Interest to be conveyed to Buyer.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1.

“AFEs” shall have the meaning set forth in Section 4.19.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Defect Amount” means the sum of (a) all Title Defect Amounts reasonably asserted by Buyer in good faith, plus (b) all losses as a result of Casualty Losses occurred after the Execution Date but prior to the Closing Date, plus (c) the aggregate Allocated Values of Assets that cannot be conveyed to Buyer at Closing pursuant to Section 6.5(c), Section 10.3(b), Section 10.5(a)(i) or Section 10.5(b)(i), plus (d) Remediation Amounts for all Environmental Conditions arising during the period between the Execution Date and the Closing Date.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Value” shall mean, for any Asset, the portion of the unadjusted Purchase Price allocated to such Asset as set forth on Exhibit A-1 or Exhibit A-2, as applicable.

“Allocation” shall have the meaning set forth in Section 3.8.

“Approved Leases” means, with respect to any Additional Interest, any oil and gas lease located within the Designated Area as to which Buyer has confirmed each of the following: such lease (a) covers all depths within the Target Formations, (b) has not fewer than two (2) years remaining in the primary term thereof as of the date such lease is conveyed to Buyer, (c) includes one or more shut-in, held-by-operations, held-by-production or other similar savings clauses, (d) is not subject to any surface use restrictions that would interfere with Buyer’s ownership, development or operation of such Additional Interest in any material way, and (e) unless Buyer consents in writing, does not include any existing wells on the lands covered thereby which wells would be assumed by Buyer on any uncustomary or non-market terms or conditions that are materially adverse to the lessee thereunder.

“Arbitration Notice” shall have the meaning set forth in Section 3.7.

APPENDIX I - 1

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“Assets” shall have the meaning set forth in Section 2.1.

“Asset Tax” shall mean any ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement.

“Assignment” shall mean the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, in the form attached as Exhibit B.

“Assigned Rights” shall have the meaning set forth in Section 13.2.

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“Audited Financial Statements” shall have the meaning set forth in Section 6.11(b)(i).

“Auditor” shall have the meaning set forth in Section 6.11(b)(i).

“Background Materials” shall have the meaning set forth in Section 4.27.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2.

“Casualty Loss” shall have the meaning set forth in Section 6.4(a).

“Claim Notice” shall have the meaning set forth in Section 12.8(b).

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Cash Payment” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 3, 2017, between Sellers and Buyer, as amended.

APPENDIX I - 2

“Consent” shall have the meaning set forth in Section 4.4.

“Contracts” shall have the meaning set forth in Section 2.1(e).

“Controlled Group Liabilities” means any and all liabilities of Sellers and any of their respective ERISA Affiliates (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

“Cumulative Deductible” shall have the meaning set forth in Section 12.4(a).

“Cure Period” shall have the meaning set forth in Section 10.1(b).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets from Sellers to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Debt Contract” means any indenture, mortgage, loan, credit or sale-leaseback or similar agreement entered into by Sellers or any of their respective Affiliates creating indebtedness on the part of Sellers or their respective Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Sellers or their Affiliates.

“Defect Escrow Amount” shall have the meaning set forth in Section 3.6.

“Defect Claim Date” shall have the meaning set forth in Section 10.1(a).

“Defensible Title” means title deducible of record which, as of the Effective Time and the Defect Claim Date:

(a) with respect to each Lease, entitles Sellers to not less than the Minimum Net Revenue Interest;

(b) with respect to each Well, entitles Sellers to not less than the Net Revenue Interest shown on Exhibit A-2 for such Well, except for (a) decreases resulting from the establishment or amendment of involuntary pools or units, and (b) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries to the extent set forth on Exhibit A-2;

(c) with respect to each Well and each Lease, obligates Sellers to bear not greater than the Working Interest shown for such Lease in Exhibit A-1 or for such Well in Exhibit A-2, as applicable without increase, except for (i) increases that are accompanied by at least a proportionate increase in Sellers’ Net Revenue Interest, (ii) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement and (iii) as otherwise shown on Exhibit A-1 or Exhibit A-2, as applicable;

APPENDIX I - 3

(d) with respect to each Lease, entitles Sellers to the aggregate number of Net Mineral Acres shown on Exhibit A-1 for all depths within the Target Formations covered by this Agreement;

(e) with respect to each Lease, has a primary term expiring no earlier than one year after the Execution Date;

(f) is free and clear of all Encumbrances other than Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Designated Area” shall mean the areas identified on Annex I.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Effective Time” shall mean 7:00 a.m. Central Time on the Closing Date.

“Employed Assets” shall have the meaning set forth in Section 4.28.

“Employee Benefit Plans” means (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above, in each case, sponsored, maintained, executed or contributed to, or required to be sponsored, maintained or contributed to, by a Seller or any of its Affiliates for the benefit of any employee, independent contractor, or other individual (or any dependent or beneficiary thereof) who has provided services to or with respect to the Assets or in which any such individual participates.

“Encumbrance” shall mean any lien, lis pendens, mortgage, security interest, pledge, deposit, restriction, Burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or any other defect in title.

“Environmental Arbitrator” shall have the meaning set forth in Section 10.4.

“Environmental Condition” shall mean (a) an adverse condition involving environmental pollution or contamination of the air, soil, subsurface strata, surface waters, ground waters and/or sediments that causes any Asset not to be in compliance with, or provides a basis for giving rise to liability under, any Environmental Law, (b) the existence with respect to the Assets or their operation thereof of any environmental pollution or contamination caused by or related to an Asset for which Remediation is required under Environmental Laws, or (c) any failure to comply with Environmental Laws or Environmental Permits applicable to the Assets, including any failure that do not related to physical conditions.

APPENDIX I - 4

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset, including those set forth in Schedule 4.13.

“Environmental Defect Deductible” shall have the meaning set forth in Section 10.3(c).

“Environmental Defect Notice” shall have the meaning set forth in Section 10.3(a).

“Environmental Law” shall mean all applicable Laws as amended from time to time relating to: (i) pollution or protection of human health, safety, natural resources or the environment; (ii) Releases or threatened Releases of, or exposure to, Hazardous Substances; or (iii) otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, handling, transport or disposal, or arrangement for transport or disposal of Hazardous Substances.

“Environmental Permit” shall mean any permit, license, registration, consent, certification, exemption, variance, approval or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” shall mean the account created by the Parties pursuant to the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall mean the escrow agreement to be entered into at Closing by and among Whitehorse, Siltstone II, Buyer and the Escrow Agent, in substantially the form attached hereto as Exhibit E.

“Examination Period” shall have the meaning set forth in Section 6.5(a).

“Exchange” shall have the meaning set forth in Section 13.2.

“Excluded Assets” shall mean (a) all of Sellers’ (and their Affiliates’) corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time, except to the extent there has been an upward adjustment to the Purchase Price for any of such items; (c) all claims and causes of action of Sellers arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent relating to the Assumed Obligations and without limiting Buyer’s rights under Section 6.4, all rights and interests of Sellers (i) under any policy or agreement of insurance, (ii) under any bond

APPENDIX I - 5

or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all claims of Sellers for refunds of or loss carry forwards with respect to (i) Asset Taxes attributable to any period prior to the Effective Time (determined in accordance with Section 13.1(d)), (ii) Income Taxes or (iii) any Taxes attributable to the Excluded Assets; (f) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all documents and instruments of Sellers that may be protected by an attorney-client privilege (other than title opinions, title abstracts or other chain-of-title materials); (h) all audit rights arising under any of the Material Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets, except for any Assumed Obligations; (i) documents prepared or received by Sellers with respect to (i) lists of prospective purchasers of the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses of any bids submitted by any prospective purchaser, (iv) correspondence between a Seller and its representatives, and any prospective purchaser other than Buyer and (v) correspondence between a Seller and any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (j) any offices, office leases and any personal property located in or on such offices or office leases, other than temporary offices buildings and their contents located on the Leases; (k) any assets specifically listed in Exhibit C; (l) any debt instruments; (m) any assets (that would otherwise be included as an Asset) excluded from the transactions contemplated by this Agreement pursuant to Section 2.3, Section 6.4(b), Section 6.5(c), Section 10.3(b)(ii), Section 10.5(a)(i) or Section 10.5(b)(i), and (n) any other assets (that would otherwise be included as an Asset) excluded from the transactions contemplated by this Agreement pursuant to any other provision of this Agreement.

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Extension Payment” shall have the meaning set forth in Section 8.1.

“Fee Minerals” shall have the meaning set forth in Section 2.1(c).

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Date” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Financing” means debt or equity financing, or a combination thereof, obtained by Resources or Buyer following the Execution Date to be used in whole or in part to fund all or any portion of the Purchase Price.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

“Gathering Systems” shall have the meaning set forth in Section 2.1(g).

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any arbitration authority; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

APPENDIX I - 6

“Hazardous Substance” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (i) chemical, product, material, substance or waste defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, oil and gas exploration and production wastes, natural gas, condensate or crude oil or any components, fractions or derivatives thereof; and (iii) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, naturally occurring radioactive materials or radon gas.

“Hedge Contract” means any contract to which a Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers were entitled, or at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to Sellers and the Hydrocarbons actually delivered on behalf of Sellers at that point.

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

“Indemnified Party” shall have the meaning set forth in Section 12.8(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.8(a).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 12.5(a).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 10.3(c).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 10.1(e).

“Knowledge” shall mean (a) with respect to Whitehorse, the actual knowledge (after due inquiry) of the following Persons: Hunt Pettit and R. Kevin Russell; (b) with respect to a Siltstone Seller, the actual knowledge (after due inquiry) of the following Persons: Michael J. Rosinski; and (c) with respect to Buyer, the actual knowledge (after due inquiry) of the following Persons: Colby Williford and Alan Townsend.

APPENDIX I - 7

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, judgment or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Release or threatened Release of, or exposure to Hazardous Materials, or Remediation.

“Material Adverse Effect” means an event or circumstance that is reasonably expected to (a) cause Liabilities that, individually exceeds Fifty Thousand Dollars ($50,000) or in the aggregate exceeds three and one-half percent (3.5%) of the unadjusted Purchase Price, and (b) result in a material adverse effect on the ownership, operation, rights, results of operations or the value of the Assets, taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of either Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any such result, consequence, or matter relating to or resulting from any or all of the following to the extent not reasonably within the control of a Seller: (A) general changes in worldwide economic conditions or in economic conditions in any nation or region in which Sellers conducts business; (B) general business or political conditions; (C) conditions or changes in the securities markets, credit markets, currency markets or other financial markets generally, whether in the United States or any other country or region in the world, including interest rates in the United States or any other country or region in the world and exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (D) any changes or developments in applicable Laws or interpretations thereof by any Governmental Authority or accounting rules (or interpretations thereof); (E) changes or developments affecting generally the oil and gas industry including but not limited to changes in commodity prices for Hydrocarbons; (F) political conditions in the United States or any other country or region in the world or any natural or man-made disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (G) any action taken or not taken at the request of, or with the written consent or waiver of, Buyer; and (H) entering into this Agreement or the announcement or dissemination of information regarding the transactions contemplated by this Agreement; provided, that in each case, such result, consequence or matter does not disproportionately affect the Assets.

“Material Contracts” shall have the meaning set forth in Section 4.8.

APPENDIX I - 8

“Minimum Net Revenue Interest” means 3/4ths of Sellers’ actual combined Working Interest (except for lease numbers TX371038001 and TX371038002 of Ex A-1, for those Leases the Minimum Net Revenue Interest is 56.25% of Sellers’ actual combined Working Interest). As an illustration, if the Sellers own a combined 50% Working Interest, then the Minimum Net Revenue Interest is 37.5%.

“Net Mineral Acres” means, (a) as computed separately with respect to each Lease or Additional Interest, the number calculated by multiplying (i) the gross number of mineral acres covered by each tract of land covered by such Lease or Additional Interest (as determined by the legal description of the leased premises) by (ii) the undivided fee simple mineral interest (expressed as a percentage) in such tract covered by such Lease or Additional Interest (as determined by aggregating the fee mineral interests owned by each lessor of such Lease or Additional Interest in that tract), by (iii) Seller’s undivided percentage working interest in such Lease or Additional Interest, then next adding the results obtained for each such tract covered by such Lease or Additional Interest, and (b) as computed separately with respect to each Fee Mineral, the number calculated by multiplying (x) the gross number of mineral acres covered by each tract of land covered by such Fee Mineral (as determined by the legal description of the leased premises) by (y) the undivided fee simple mineral interest (expressed as a percentage) in such tract covered by such Fee Mineral (as determined by aggregating the fee mineral interests owned by each interest owner in that tract).

“Net Revenue Interest” shall mean, with respect to any Well or Lease, the Sellers’ combined interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease after giving effect to all Burdens and the Reserved Override.

“NORM” shall mean naturally occurring radioactive material.

“Offered Interest” shall have the meaning set forth in Section 6.12(a).

“Oil and Gas Properties” shall have the meaning set forth in Section 2.1(g).

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a) the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Lease to an amount less than the Minimum Net Revenue Interest, (ii) does not operate to reduce the Net Revenue Interest of Sellers with respect to any Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, (iii) does not obligate Sellers to bear a Working Interest with respect to any Well or Lease in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit A-2 or for such Lease is greater than the Minimum Net Revenue Interest, as applicable, in the same proportion as any increase in such Working Interest), or (iv) does not reduce Seller’s Net Mineral Acres for any depth within the Target Formations below that shown on Exhibit A-1;

APPENDIX I - 9

(b) liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(c) all Customary Post-Closing Consents;

(d) conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(e) rights of a common owner of any interest in rights-of-way, permits or easements held by Sellers and such common owner as tenants in common or through common ownership;

(f) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets;

(g) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(h) liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller; and

(i) any Encumbrance affecting the Assets that is discharged by Sellers at or prior to Closing.

“Personal Property” shall have the meaning set forth in Section 2.1(h).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 13, or any similar environmental assessment, inspection or evaluation, including a review of compliance with Environmental Laws and Environmental Permits.

“Phase II Activity” shall have the meaning set forth in Section 6.5(c).

“Post-Closing Review Period” shall have the meaning set forth in Section 10.6(c).

APPENDIX I - 10

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

“Prohibited Transaction” shall have the meaning set forth in Section 6.1(a).

“Property Costs” means all operating and production expenses (including costs of insurance, any bonds and other guarantees; rentals, shut-in payments and Burdens; and gathering, processing and transportation costs) and all capital expenditures arising out of the ownership and operation of the Assets and any overhead costs charged by Third Party operators to the extent relating to the Assets, but excluding Liabilities attributable to (i) personal injury or death or property damage, (ii) curing any Title Defect asserted by Buyer hereunder or any Casualty Loss or Remediation of any Environmental Condition asserted hereunder, (iii) obligations with respect to Imbalances, and (iv) Income Taxes, Asset Taxes and Transfer Taxes imposed on the transfer of the Assets pursuant to this Agreement.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(i).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Remediation” shall mean all actions to: (i) clean up, remove, treat, remediate or in any other way respond to or address any Hazardous Substances in the indoor or outdoor environment; (ii) prevent or minimize any Release so that a Hazardous Substance does not migrate or endanger or threaten human health or welfare or the indoor or outdoor environment; (iii) perform any corrective or curative actions necessary to resolve or cure any alleged or actual violations of Environmental Law, including the correction and completion of any required monitoring, reporting, permitting and operational obligations; or (iv) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Substance.

“Remediation Amount”shall mean, with respect to an Environmental Condition, the sum (without duplication) of (a) estimated amount of all reasonable costs and expenses to be incurred in the Remediation of such Environmental Condition plus (b) all other environmental liabilities reasonably attributable to claims asserted prior to the Defect Claim Date.

“Representatives” with respect to a Person, shall mean any director, manager, officer and employee, agent, Affiliate, or advisor (including attorneys, accountants, consultants, brokers, banks and financial advisors) of such Person.

“Required Financial Information” means, with respect to any Seller or the Assets, as applicable, all information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt or equity securities and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such

APPENDIX I - 11

financial statements, the report of such Seller’s auditors thereon and any necessary consents to filing such report in any filings with the Securities and Exchange Commission) to consummate an offering of secured or unsecured senior notes and/or senior subordinated notes (including pro forma financial information for historical periods) and drafts of comfort letters customary for registered offerings of debt or equity securities or private placements under Rule 144A under the Securities Act by auditors of Seller which such auditors have prepared to issue at the time of pricing of a debt or equity securities offering and the closing thereof upon completion of customary procedures.

“Reserved Override” shall have the meaning set forth in Section 2.3.

“Resources” shall have the meanings set forth in the introductory paragraph herein.

“Restricted Period” shall have the meaning set forth in Section 6.1(a).

“Retained Employment-Related Liabilities” shall mean any and all Liabilities arising at any time (whether before, on or after the Closing) that are attributable to, associated with or related to, or that arise out of or in connection with (i) any Employee Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by a Seller or any of its ERISA Affiliates or to which any Seller or any of its ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities; or (ii) the employment or engagement (or the termination of employment or engagement) of any individual on or prior to the Closing Date.

“Retained Obligations” shall have the meaning set forth in Section 12.1.

“ROFO Notice” shall have the meaning set forth in Section 6.12(a).

“ROFO Offer” shall have the meaning set forth in Section 6.12(a).

“ROFO Period” shall have the meaning set forth in Section 6.12(a).

“ROFO Property” shall have the meaning set forth in Section 6.12(a).

“SEC Filings” shall have the meaning set forth in Section 6.11(b).

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph herein.

“Seller Designated Representations” shall have the meaning set forth in Section 12.4(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Seller Taxes” shall mean (i) all Income Taxes imposed by any applicable Laws on Sellers, any of their respective direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Sellers pursuant to Section 13.1 (taking into account, and without duplication of,

APPENDIX I - 12

(A) such Asset Taxes effectively borne by Sellers as a result of the adjustments to the Purchase Price made pursuant to Sections 3.3, 3.4 and 3.5 as applicable, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 13.1(e)), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Sellers that is not part of the Assets, and (iv) any and all other Taxes (other than the Taxes described in clauses (i), (ii) or (iii) of this definition) (A) imposed on or with respect to the ownership or operation of the Assets for any Tax period (or portion thereof) ending before the Effective Time or (B) owed by Sellers and (x) for which Buyer could be liable as successor or transferee or (y) the nonpayment of which could result in a lien on any of the Assets.

“Shortfall Amounts” shall have the meaning set forth in Section 6.8.

“Siltstone II” shall have the meaning set forth in the introductory paragraph herein.

“Siltstone II-B” shall have the meaning set forth in the introductory paragraph herein.

“Siltstone Sellers” means Siltstone II and Siltstone II-B, and a “Siltstone Seller” mean either of them.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Suspense Funds” shall have the meaning set forth in Section 6.8.

“Target Closing Date” shall have the meaning set forth in Section 8.1.

“Target Formations” shall mean all depths from the Top of the Bone Spring Formation as found at 6,917 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets) to the Top of the Wolfcamp Conglomerate as found at 10,270 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets), in each case, in the Jetta – Reed #4 Well, API Number 42-371-38413, located in Sec. 17, Blk. 143, Pecos County, Texas.

“Tax” or “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, severance tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

APPENDIX I - 13

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or any officer or director of any Party or Affiliate of any Party.

“Third Party Claim” shall have the meaning set forth in Section 12.8(b).

“Title Arbitrator” shall have the meaning set forth in Section 10.2.

“Title Defect” shall mean any Encumbrance or defect that causes Seller’s title to any Asset to be less than Defensible Title; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects based on a gap in Sellers’ chain of title in the federal, state or county records or other records of a Governmental Authority, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion, or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice;

(d) defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(e) defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s actual and superior claim of title to the relevant Lease or Well;

(f) defects based solely on (i) lack of information in Sellers’ files, (ii) references to an unrecorded document(s) to which neither Sellers nor any Affiliate of a Seller is a party, if such document is dated earlier than January 1, 1997 and is not in Sellers’ files or located by Buyer, or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records); and

APPENDIX I - 14

(g) defects or irregularities resulting from liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;

(h) defects or irregularities that have been cured or remedied by the passage of time under (i) applicable statutes of limitation, or (ii) statutes for prescription;

(i) defects based on easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way; provided that such easements and other rights do not, individually or in the aggregate, materially impair the ownership, use or operation of the Assets for the production of oil and gas from the Target Formations; and

(j) defects or irregularities in the chain of title that a reasonable prudent operator experienced in the acquisition of oil and gas mineral properties in the oil and gas industry would acquire the Assets subject to such defects or irregularities, either individually or in the aggregate, with or without purchase price adjustments; provided that such defects and irregularities do not and would not reasonably be expected to, individually or in the aggregate, (i) operate to reduce the Net Revenue Interest of Sellers in any Lease to an amount less than the Minimum Net Revenue Interest, (ii) operate to reduce the Net Revenue Interest of Sellers in any Well to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well, (iii) obligate Sellers to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or such Well (unless the Net Revenue Interest for such Lease or such Well is increased in the same or greater proportion as any increase in such Working Interest), (iv) operate to reduce Sellers’ Net Mineral Acres for any depth within the Target Formations below that shown on Exhibit A-1; or (v) materially impair the ownership, use or operation of the Assets.

“Title Defect Amount” shall have the meaning set forth in Section 10.1(c).

“Title Defect Deductible” shall have the meaning set forth in Section 10.1(e).

“Title Defect Notice” shall have the meaning set forth in Section 10.1(a).

“Title Defect Property” shall have the meaning set forth in Section 10.1(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer” means, directly or indirectly, any legal or beneficial sale, assignment, farmout, pledge, Encumbrance or other disposition of all or any part of an oil and gas lease or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of an oil and gas lease, but will not mean or include any pledge or Encumbrance created solely by a Party’s execution of a joint operating agreement or the effect of any non-consent provision contained in a joint operating agreement.

“Transfer Taxes” shall have the meaning set forth in Section 13.1(b).

APPENDIX I - 15

“Units” shall have the meaning set forth in Section 2.1(d).

“Wells” shall have the meaning set forth in Section 2.1(b).

“Whitehorse” shall have the meaning set forth in the introductory paragraph herein.

“Whitehorse Energy” shall have the meaning set forth in the introductory paragraph herein.

“Whitehorse Operating” shall have the meaning set forth in the introductory paragraph herein.

“Whitehorse Sellers” means Whitehorse, Whitehorse Energy and Whitehorse Operating, and a “Whitehorse Seller” mean any of them.

“Working Interest” shall mean, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced through such Well or underlying lands covered by such Lease, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Hydrocarbons, but without regard to the effect of any Burdens.

APPENDIX I - 16